Exhibit 10.4

Execution Version

Certain portions of this exhibit, marked by [***], have been excluded because they are both not material and are the type that the registrant treats as private or confidential

HTT Research, Development, Option and License Agreement

Among

Isis Pharmaceuticals, Inc.,

And

F. Hoffmann-La Roche Ltd

And

Hoffmann-La Roche Inc.

HTT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT

This HTT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of the 8th day of April, 2013 (the “Effective Date”) by and among Isis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, California 92010 (“Isis”), and F. Hoffmann-La Roche Ltd, a Swiss corporation, having its principal place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”) and Hoffmann-La Roche Inc.,  a New Jersey corporation, having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 (“Roche Nutley”; Roche Basel and Roche Nutley are collectively referred to as “Roche”). Roche and Isis each may be referred to herein individually as a “Party” or collectively as the “Parties.”  Capitalized terms used in this Agreement, whether used in the singular or the plural, have the meaning set forth in Appendix 1.  All attached appendices and schedules are a part of this Agreement.

RECITALS

WHEREAS, Isis has expertise in discovering and developing antisense drugs, and is researching compounds to identify and select a drug to treat Huntington’s Disease;

WHEREAS, Roche has expertise in developing and commercializing drugs, and Roche is interested in researching, developing and commercializing an antisense drug to treat Huntington’s Disease;

WHEREAS, Roche and Isis desire to conduct research activities to identify and select at least one antisense drug to treat Huntington’s Disease;

WHEREAS, Roche and Isis also desire to conduct a research collaboration focused on discovering an antisense drug to treat Huntington’s Disease using Roche’s Brain Shuttle technology designed to deliver drugs through the blood-brain barrier;

WHEREAS, the Parties anticipate they will conduct the research programs in parallel with and without using Roche’s Brain Shuttle technology, recognizing that Isis’ non-Brain Shuttle program is further along in the research and development process, and that drugs from either or both program(s) may move forward in development based on emergent data and the commercial market of the individual drugs; and

WHEREAS, Roche desires Isis to develop the HTT drug through completion of the initial Phase 1 Trial and grant Roche an option to obtain an exclusive license to develop and commercialize such drug;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.
RESEARCH AND DEVELOPMENT

1.1.
Overview. The intent of the Collaboration is for the Parties to conduct two research programs in parallel focused on (i) an Isis HTT program initially centered around the research of Allele Selective Compounds and Non-Allele Selective Compounds to designate an Isis Development Candidate, and (ii) a collaborative HTT program between Isis and Roche, funded by Roche, involving Roche’s proprietary technology designed to enhance delivery of molecules through the blood-brain barrier (“Brain Shuttle”), where the Parties will combine an Isis Compound with such Brain Shuttle technology to develop a Brain Shuttle Development Candidate. From the Effective Date until the date the Option is exercised, expires or is terminated (the “Option Period”), Isis will Develop and fund the initial Isis Development Candidate through the first Phase 1 Trial, and Roche will have an Option to obtain an exclusive license to further Develop and Commercialize the Development Candidates. Drugs from either or both program(s) may move forward in development based on data and the commercial market of the individual drugs. If Roche exercises its Option, Roche will be responsible for all further pre-clinical, clinical, regulatory, manufacturing and commercial activities related to Products. The purpose of this Section 1.1 is to provide a high-level overview of the roles, responsibilities, rights and obligations of each Party under this Agreement with regard to the R&D Plans and Products, and therefore this Section 1.1 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

1.2.	Isis Development Candidate-R&D Plan.

1.2.1.
Isis Development Candidate-R&D Plan Activities. The Isis Development Candidate-R&D Plan is attached hereto as Appendix 2, and sets forth the research and development activities the Parties will conduct during the Option Period with the first Compound designated an Isis Development Candidate, and through completion of the Registration-Directed Trials. As of the Effective Date, the Isis Development Candidate-R&D Plan focuses primarily on the research and Development of Non-Allele Selective Compounds, and is intended to achieve designation of one Isis Development Candidate and one Back-Up Compound. If the Parties subsequently decide to expand the efforts under such plan on the research and Development of Allele Selective Compounds, the Parties will mutually agree on any appropriate changes to the Isis Development Candidate-R&D Plan, with Roche being responsible for the incremental cost of any such changes.

1.2.2.
Conducting the Isis Development Candidate-R&D Plan. During the Option Period, Roche and Isis will each use Commercially Reasonable Efforts to conduct the research and Development activities designated for each of them, respectively under the Isis Development Candidate-R&D Plan in accordance with the timelines specified therein, giving due consideration to the recommendations and advice of the JSC; provided, neither Roche nor Isis will have any obligation to perform any activity that, after having consulted the JSC, it in good faith believes that continuing such activity would violate any Applicable Law, ethical principles, or principles of scientific integrity.

1.2.3.	Isis’ Performance Milestones. During the Option Period, Isis will use Commercially Reasonable Efforts to:

(a)
Designate at least one Isis Development Candidate by [***]; provided, however, that if research or Development issues arise that are outside of Isis’ reasonable control and make such designation by such date impossible, the Parties will negotiate in good faith to revise the date by which Isis may designate an Isis Development Candidate;

(b)	Within [***] designating an Isis Development Candidate, complete the [***] for such Isis Development Candidate; and

(c)
Within [***] are completed for an Isis Development Candidate and Isis has obtained the [***], [***], [***] and [***] data generated from such [***] sufficient to support the [***], [***] for such Isis Development Candidate.

1.2.4.
Notice of Isis Development Candidate Designation. When Isis first designates an Isis Development Candidate, Isis will notify Roche in writing promptly after such designation and, together with such notice, will provide Roche the applicable Development Candidate Data Package.

1.2.5.
Isis Development Candidate IND-Enabling Toxicology Studies. Once available to Isis, Isis will promptly deliver to Roche the pharmacology, toxicology, histology and pharmacokinetic data generated from the IND-Enabling Toxicology Studies under the Isis Development Candidate-R&D Plan.

1.2.6.	Phase 1 Trial. Isis will keep the JSC informed of the progress of the Phase 1 Trial. Once available to Isis, Isis will promptly deliver to Roche the applicable Phase 1 Trial Data Package.

1.2.7.
[***]. Prior to the Initiation of the [***] for the Isis Development Candidate, the Parties will discuss and mutually agree on whether to conduct an [***] for such Isis Development Candidate. If the Parties mutually agree to conduct such an [***], then the [***] will be considered an Approved Change to the Isis Development Candidate-R&D Plan and the costs to conduct such [***] will be treated as Additional Costs in accordance with Section 1.6.1(b).

1.3.
Conducting the Brain Shuttle Development Candidate-R&D Plan. In addition to the Isis Development Candidate-R&D Plan performed under Section 1.2 above, Roche and Isis will conduct a research collaboration under the Brain Shuttle Development Candidate-R&D Plan to identify a Brain Shuttle Development Candidate. The Brain Shuttle Development Candidate-R&D Plan is attached hereto as Appendix 3 and sets forth the research activities the Parties will conduct through designation of the Brain Shuttle Development Candidate. Once the first Brain Shuttle Development Candidate is designated, Roche will update the Brain Shuttle Development Candidate-R&D Plan to cover Development activities for the first Brain Shuttle Development Candidate through the completion of Registration-Directed Trials, which plan will be consistent with the level of effort and diligence set forth in the Isis Development Candidate-R&D Plan. Changes to the Brain Shuttle Development Candidate-R&D Plan that affect the Isis R&D Activities thereunder must be unanimously agreed to by the JSC or, if the JSC no longer exists, by the Parties. Roche and Isis will each use Commercially Reasonable Efforts to conduct the research and Development activities designated for each of them, respectively under the Brain Shuttle Development Candidate-R&D Plan in accordance with the timelines specified therein, giving due consideration to the recommendations and advice of the JSC; provided, neither Roche nor Isis will have any obligation to perform any activity that, after having consulted the JSC, it in good faith believes that continuing such activity would violate any Applicable Law, ethical principles, or principles of scientific integrity.

1.3.1.
Brain Shuttle Development Candidate Designation. If Roche, after consultation with the JSC, determines a Compound under the Brain Shuttle Development Candidate-R&D Plan is ready to start IND-Enabling Toxicology Studies, such Compound will be a “Brain Shuttle Development Candidate.”

1.3.2.
Brain Shuttle Development Candidate IND-Enabling Toxicology Studies. Once available to Roche, Roche will promptly deliver to Isis the pharmacology, toxicology, histology and pharmacokinetic data generated from the IND-Enabling Toxicology Studies under the Brain Shuttle Development Candidate-R&D Plan.

1.3.3.
Phase 1 Trial. Roche will use Commercially Reasonable Efforts to conduct the Phase 1 Trial for the Brain Shuttle Development Candidate under the Brain Shuttle Development Candidate-R&D Plan. Roche will keep Isis informed of the progress of each Phase 1 Trial through the JSC.

1.4.
Disclosure of Results. Each Party will promptly disclose to the other Party via disclosure at JSC meetings the results of work performed by such Party under each R&D Plan. Isis and Roche will provide reports and analyses at each JSC meeting, and more frequently on reasonable request by the JSC, detailing the current status of each R&D Plan. If the JSC has dissolved, then each Party will promptly disclose such data and results directly to the other Party.

1.5.	Development Management.

1.5.1.
JSC. The Parties will establish a joint steering committee (the “JSC”) to provide advice and make recommendations on the conduct of the Collaboration consistent with the R&D Plans. The JSC will act as a forum for sharing information about the activities conducted by the Parties hereunder, as an advisory body, and will have decision-making authority to the extent set forth on Schedule 1.5.1. The JSC will consist of two (2) qualified representatives appointed by Isis, and two (2) qualified representatives appointed by Roche. Prior to Option exercise, Isis will designate one of its representatives to act as the chairperson of the JSC. After Option exercise, Roche will designate one of its representatives to act as the chairperson of the JSC. The chairperson will be responsible for overseeing the activities of the JSC. Schedule 1.5.1 sets forth certain JSC governance matters. The JSC will determine the JSC operating procedures at its first meeting, which will be codified in the written minutes of the first JSC meeting. In addition, during the term of the JSC, CHDI will have the right to participate in JSC meetings as a non-voting observer; provided, however, if Isis and Roche reasonably determine in good faith after discussion with CHDI that, due to participation in programs with a potentially competitive drug, CHDI should no longer participate in JSC meetings and be exposed to program data, then Isis will provide CHDI with written notice of such determination and thereafter CHDI will no longer participate in meetings of the JSC. The CHDI observer shall be a person reasonably acceptable to both Roche and Isis.

1.5.2.	Decision Making.

(a)
Under the Isis Development Candidate-R&D Plan. Prior to Option exercise, except as provided below in Section 1.5.2(b), Isis will have the final decision-making authority regarding the conduct of the Isis Development Candidate-R&D Plan, and whether to accept and how to implement the JSC’s recommendations.

(b)
With Respect to All Subsequent Isis Development Candidates. For the second and any subsequent Isis Development Candidates, subject to Section 1.5.2(e), Roche will have the final decision-making authority regarding whether to Initiate the IND-Enabling Toxicology Studies and all subsequent Development activities thereafter. If the first Compound designated an Isis Development Candidate is no longer being Developed, then the next Compound designated an Isis Development Candidate that takes its place will still be considered the “first” Isis Development Candidate for purposes of this Section 1.5.2(b), and the Isis Development Candidate-R&D Plan will be amended accordingly as mutually agreed by the Parties to cover any research and Development activities and related costs for such replacement Isis Development Candidate in accordance with Section 1.8 below.

(c)
Under the Brain Shuttle Development Candidate-R&D Plan. Subject to Section 5.1 and Section 1.5.2(e), Roche will have the final decision-making authority regarding selection of Brain Shuttle Development Candidates, the conduct of the Brain Shuttle Development Candidate-R&D Plan, and whether to accept and how to implement the JSC’s recommendations.

(d)
Development Decision Making After Option Exercise. After Option exercise and without limiting Roche’s obligations under this Agreement to use Commercially Reasonable Efforts, Roche will have the final decision making authority for which Products to Initiate Phase 2 and all subsequent Clinical Trials. In addition, Roche will have full responsibility for designing, conducting, funding and implementing the further Development of Products, including clinical trials and regulatory submissions.

(e)
Exceptions. If Roche’s exercise of its decision-making authority pursuant to Section 1.5.2(b), Section 1.5.2(c) or Section 1.5.2(d) would increase costs for any Isis R&D Activities, then such decision must be unanimously agreed to by the JSC or, if the JSC no longer exists, by the Parties.

1.5.3.
Alliance Managers. Each Party will appoint a representative to act as its alliance manager (each, an “Alliance Manager”). Each Alliance Manager will be responsible for supporting the JSC and performing the activities listed in Schedule 1.5.3.

1.6.	Collaboration Costs and Expenses.

1.6.1.	Isis Development Candidate-R&D Plan.

(a)
Isis Development Candidate-R&D Plan Costs – Generally. During the Option Period, except as otherwise provided under Section 1.6.1(b), Isis will be responsible for all costs and expenses associated with the Isis R&D Activities designated under the Isis Development Candidate-R&D Plan for the first Compound designated an Isis Development Candidate, and Roche will be responsible for all costs and expenses associated with any Roche R&D Activities designated under the Isis Development Candidate-R&D Plan. Isis cannot change any of the Roche R&D Activities without the unanimous agreement of the JSC or, if the JSC no longer exists, Roche. As provided in Section 1.8, Roche is responsible for the costs of any research and Development activities for an Additional Isis Development Candidate.

(b)
Additional Costs Associated with Approved Changes to the Isis Development Candidate-R&D Plan. Roche will be responsible for paying Isis quarterly in advance for any Additional Costs resulting from Approved Changes. Roche will review and approve the Additional Costs before any Approved Changes are implemented by Isis. Isis and Roche will update the Isis Development Candidate-R&D Plan to reflect any such Approved Changes and Isis will invoice Roche for any such Additional Costs quarterly in advance after such Additional Costs are approved. Isis may reasonably estimate its FTE time required to perform the Approved Changes. Roche will pay the invoices submitted pursuant to this Section 1.6.1(b) for such approved Additional Costs within thirty (30) days after Roche’s receipt of the applicable invoice. Isis will use its Commercially Reasonable Efforts to complete Approved Changes within the amount of the agreed Additional Costs. If at any time during the performance of the Approved Changes, Isis expects its actual Additional Costs to be greater than [***] of the previously agreed Additional Costs for a particular Approved Change(s) (the difference being “Change Overruns”), then Isis shall promptly notify the JSC which will then discuss and agree whether the Approved Changes should continue, and if so, how the Parties shall share the cost of any Change Overruns. Any Change Overruns Roche agrees to pay will be considered Additional Costs. Unless approved by Roche, Roche will not be responsible for Change Overruns that are greater than [***] of the previously agreed Additional Costs for a particular Approved Change(s).

(c)
Reconciliation of Any Overpayment or Underpayment of Additional Costs. At the end of every second (2nd) and fourth (4th) Calendar Quarter during any period where Additional Costs are incurred (and again at the completion of all of the Approved Changes), Isis will provide Roche with an accounting of actual costs incurred by Isis (including Isis’ estimated FTE costs) compared to the Additional Costs paid in advance by Roche. After such accounting, if Isis’ actual costs incurred were greater than the Additional Costs paid in advance by Roche, then Roche will pay Isis the amount of such difference within thirty (30) days after Isis provides the accounting to Roche and Roche’s receipt of an invoice from Isis. If, however, after such accounting Isis’ actual costs incurred were less than the Additional Costs paid in advance by Roche, then Isis will provide Roche the amount of such difference in the form of a credit against the next payment (including any future payments for any then ongoing Approved Changes) to be paid by Roche to Isis under this Agreement.

1.6.2.	Brain Shuttle Development Candidate-R&D Plan.

(a)
Brain Shuttle Development Candidate-R&D Plan Costs. Roche will be responsible for all costs and expenses associated with the Brain Shuttle Development Candidate-R&D Plan, including pre-clinical in vitro or in vivo efficacy studies costs, manufacturing costs, IND-Enabling Toxicology Study costs, chronic toxicology study costs, clinical trial costs (including OLE Trial costs), and all costs and expenses associated with the Isis R&D Activities and the Roche R&D Activities designated under the Brain Shuttle Development Candidate-R&D Plan.

(b)	Brain Shuttle Development Candidate-R&D Plan – Cost Estimates and Invoicing.

(i)
Brain Shuttle Program Cost Estimate. Roche will pay Isis in advance on a quarterly basis for Isis’ performance of the Isis R&D Activities designated under the Brain Shuttle Development Candidate-R&D Plan to progress to the next significant stage of research or development at the then-applicable Isis FTE Rate, plus any reasonable out-of-pocket expenses incurred by Isis in performing such work. The costs of ASOs to be supplied by Isis under the Brain Shuttle Development Candidate-R&D Plan will be calculated in accordance with Schedule 1.6.2(b)(i). Isis may reasonably estimate its FTE time required to perform the Isis R&D Activities designated under the Brain Shuttle Development Candidate-R&D Plan. Each time the Parties agree to, or expand, the Isis R&D Activities under the Brain Shuttle Development Candidate-R&D Plan, Isis will provide Roche with a good faith estimate of the internal and external costs (each such estimate, a “Brain Shuttle Program Cost Estimate”) to conduct such Isis R&D Activities to the end of the next significant stage of research or development, and Isis and Roche will endeavor to mutually agree on a final Brain Shuttle Program Cost Estimate.

(ii)
Payment Schedule and Invoicing; Reconciliation of Any Overpayment or Underpayment of Additional Costs. Once a given Brain Shuttle Program Cost Estimate is finalized under Section 1.6.2(b)(i) and Isis is ready to start such work, Isis will deliver to Roche each quarter in advance an invoice for Isis’ estimated costs for the coming Calendar Quarter. Roche will pay Isis within thirty (30) days after receiving such invoice. Isis will use its Commercially Reasonable Efforts to complete the Isis R&D Activities related to a given Brain Shuttle Program Cost Estimate within the amount of the agreed Brain Shuttle Program Cost Estimate. For each Brain Shuttle Program Cost Estimate, Isis and Roche will handle any cost overruns and reconciliations of any overpayment or underpayment of Additional Costs using the same process used under Section 1.6.1(b) and Section 1.6.1(c) above.

1.7.	Manufacturing and Supply.

1.7.1.	Isis Development Candidate-R&D Plan.

(a)
Supplies for Activities During the Option Period. During the Option Period, [***], for the first Compound designated an Isis Development Candidate, Isis will supply API, finished Product and any research-grade Compound sufficient to support the Isis R&D Activities designated under the Isis Development Candidate-R&D Plan. In addition, during the Option Period, for the first Compound designated an Isis Development Candidate, Isis will supply API, finished Product, and research-grade Compound sufficient to support any Roche R&D Activities designated under the Isis Development Candidate-R&D Plan, and Isis will provide Roche with such API and finished Product [***].

(b)
Supplies for Activities After Option Exercise. After Option exercise, Isis will deliver to Roche, if Roche desires, any inventory of cGMP API, non-GMP API, radiolabeled material, GMP and non-GMP finished Product, packaged clinical trial material, and non-GMP packaged trial material containing the Isis Development Candidate in Isis’ possession [***].

1.7.2.
Supplies for Activities under the Brain Shuttle Development Candidate-R&D Plan. The Parties will mutually agree on the quantity of API and research-grade Compound needed to support the Isis R&D Activities and Roche R&D Activities designated under the Brain Shuttle Development Candidate-R&D Plan. Roche will be responsible for all costs and expenses associated with supply of research-grade Compound, API and finished Product under the Brain Shuttle Development Candidate-R&D Plan.

1.8.	Requests to Work on an Additional Isis Development Candidate.

1.8.1.	Requests During the Option Period.

(a)
If, during the Option Period, Roche provides Isis a written request to discover and Develop a replacement or second Isis Development Candidate (“Additional Isis Development Candidate”), Isis will use Commercially Reasonable Efforts to perform such work under a mutually agreed amendment to the Isis Development Candidate-R&D Plan. The cost to perform such work leading up to the IND-Enabling Toxicology Studies will be paid by Roche in accordance with Section 1.8.3 below.

(b)
If, during the Option Period, Roche provides Isis a written request to perform the IND-Enabling Toxicology Studies for the Additional Isis Development Candidate, Isis will use Commercially Reasonable Efforts to perform such work under a mutually agreed amendment to the Isis Development Candidate-R&D Plan. If the first Compound designated an Isis Development Candidate is being Developed under this Agreement when Isis receives such written request from Roche, then in lieu of Isis’ actual costs to conduct the IND-Enabling Toxicology Studies on such Additional Isis Development Candidate, Roche shall pay Isis [***]. If, however, the first Compound designated an Isis Development Candidate has already completed IND-Enabling Toxicology Studies but is no longer being Developed under this Agreement when Isis receives such written request from Roche, then the [***] shall NOT be paid by Roche. Instead, Isis’ [***] to conduct the IND-Enabling Toxicology Studies for the Additional Isis Development Candidate will be paid by Roche in accordance with Section 1.8.3 below.

1.8.2.
Requests After Option Exercise. If, after Option exercise, Roche provides Isis a written request to discover an Additional Isis Development Candidate, then Isis will use Commercially Reasonable Efforts to discover an Additional Isis Development Candidate under a mutually agreed amendment to the Isis Development Candidate-R&D Plan, and once such Additional Isis Development Candidate is designated, Roche will be responsible for conducting the IND-Enabling Toxicology Studies for such Additional Isis Development Candidate. The cost to perform the work to discover an Additional Isis Development Candidate will be paid by Roche in accordance with Section 1.8.3 below. Roche’s right to request Isis to perform the work described in this Section 1.8.2 expires [***], or if [***] but in no case later than [***] days after the [***].

1.8.3.
Additional Isis Development Candidate-Cost Estimate - Payment Mechanics. Before Isis starts any work requested under Section 1.8.1(a), Section 1.8.1(b) (if applicable), or Section 1.8.2, the Parties will finalize (via the JSC) a mutually agreed cost estimate covering Isis’ estimate of its [***] by Isis in performing such work (including the cost of API and finished Product) (the “Additional Isis Development Candidate-Cost Estimate”). Before Isis commences any such work, Isis will provide the JSC with a good faith estimate of the cost for Isis to conduct and complete such work, and the JSC will discuss and unanimously agree on a final Additional Isis Development Candidate-Cost Estimate for Isis to conduct such activities. Isis will invoice Roche and Roche will pay Isis the Additional Isis Development Candidate-Cost Estimate using the same payment mechanism and schedule used under Section 1.6.1(b) and Section 1.6.1(c) above for Additional Costs.

1.9.
Subcontracting. Each Party may engage Third Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor engaged to perform a Party’s obligations under this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity and will execute such Party’s standard nondisclosure agreement. Any Party engaging a subcontractor hereunder will remain responsible for such activities.

1.10.
Materials Transfer. To facilitate the activities under an R&D Plan, either Party may provide certain materials for use by the other Party. All such materials will be used by the receiving Party in accordance with terms of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party except with the written consent of the supplying Party. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

1.11.
Applicable Laws. Each Party will perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted.

1.12.
Failure to Designate an Isis Development Candidate. If, despite Isis’ Commercially Reasonable Efforts, by the [***] anniversary of the Effective Date, Isis has not designated an Isis Development Candidate, then, notwithstanding any provision to the contrary in this Agreement (i) work under the Isis Development Candidate-R&D Plan will stop; (ii) the Parties’ will no longer have an obligation to perform any activities under this ARTICLE 1 with respect to the Isis Development Candidate-R&D Plan; (iii) the Parties’ respective obligations and Roche’s rights under this Agreement with respect to the Isis Development Candidate-R&D Plan and any related Compounds will then terminate; (iv) Isis will have exclusive rights (and Roche will, and hereby does grant Isis an exclusive license) to all data, results and information generated under the Isis Development Candidate-R&D Plan, and Roche will promptly transfer to Isis copies of all such data, results and information in Roche’s possession; and (v) Roche will and hereby does grant Isis an irrevocable, royalty-free, non-exclusive license to any Know-How and/or Patent Rights generated by Roche under the Isis Development Candidate-R&D Plan to research, develop, manufacture and commercialize ASOs designed to bind to the RNA encoding HTT. Isis will control any Jointly-Owned Collaboration Patents that resulted from the Isis Development Candidate-R&D Plan, and Roche will assign ownership to Isis on condition that Isis grants Roche an irrevocable, royalty-free, non-exclusive license for any purpose (other than researching, developing, manufacturing or commercializing products comprising an ASO).

1.13.
Failure to Designate a Brain Shuttle Development Candidate. If, despite the Parties’ Commercially Reasonable Efforts, by the [***] anniversary of the Effective Date, Roche has not designated a Brain Shuttle Development Candidate, then, notwithstanding any provision to the contrary in this Agreement (i) work under the Brain Shuttle Development Candidate-R&D Plan will stop; (ii) the Parties’ will no longer have an obligation to perform any activities under this ARTICLE 1 with respect to the Brain Shuttle Development Candidate-R&D Plan; and (iii) the Parties’ respective obligations and Roche’s rights under this Agreement with respect to the Brain Shuttle Development Candidate-R&D Plan and any related Compounds will then terminate.

ARTICLE 2.
EXCLUSIVITY COVENANTS

2.1.	Exclusivity.

2.1.1.	Exclusivity Covenants. Each Party agrees that, except in the performance of its obligations or exercise of its rights under this Agreement, and except as set forth in Section 2.1.2 or Section 2.1.3:

(a)
The Parties’ Exclusivity Covenants During the Option Period. During the Option Period, each Party will work exclusively within the collaboration described in the Agreement to conduct all discovery, research, development, manufacture or commercialization of an ASO that is designed to bind to the RNA that encodes HTT in the Field.

(b)	The Parties’ Exclusivity Covenants After Option Exercise. After Option exercise:

(i)
Developing an NAS Development Candidate. If Roche is Developing or Commercializing a Development Candidate comprising a Non-Allele Selective Compound (an “NAS Development Candidate”), then until the Full Royalty Period ends in the first Major Market, neither Party nor any of its Affiliates or Sublicensees will sell an ASO approved by a Regulatory Authority for marketing and sale that is designed to bind to the RNA that encodes HTT in the Field. After the end of the Full Royalty Period in the first Major Market, the exclusivity covenants will continue on a country-by-country basis in each country where the Full Royalty Period still applies [***].

If, during the Reduced Royalty Period for such NAS Development Candidate, Isis (on its own or with a Third Party) following marketing approval sells an ASO designed to bind to the RNA that encodes HTT in the Field, then [***] and Roche’s worldwide license under Section 4.1.1 solely with respect to such NAS Development Candidate will [***]; or

(ii)
Developing an AS Development Candidate. If (and for as long as) Roche is Developing or Commercializing a Development Candidate comprising an Allele Selective Compound (an “AS Development Candidate”), then through [***] prior to the anticipated end of the Full Royalty Period in the relevant country, neither Party nor any of its Affiliates or Sublicensees will file an NDA, MAA or JNDA, as applicable, for an ASO that is designed to bind to an SNP site within an HTT RNA associated with an expanded CAG repeat to selectively reduce the expanded CAG-repeat containing RNA relative to the normal HTT RNA (each such ASO, an “AS ASO”); provided, however, that if within [***] for such AS Development Candidate but in no case later than [***], Roche does not request Isis to research and develop a second AS Development Candidate designed for use in a patient population substantially different from the patient population for the AS Development Candidate being developed or commercialized by Roche (as determined by genetic testing) (or if Roche later stops Developing or Commercializing such AS ASO), then, subject to the potential [***], Isis, its Affiliates or Sublicensees may sell AS ASOs designed for use in a patient population substantially different from the patient population for the AS Development Candidate being developed or commercialized by Roche (as determined by [***]) where [***] (Y) [***], or (Z) [***].

2.1.2.	Limitations and Exceptions to Isis’ Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, Isis’ practice of the following will not violate Section 2.1.1:

(a)	Performance of the Isis R&D Activities;

(b)	Any activities pursuant to the Prior Agreements as in effect on the Effective Date; and

(c)	The granting of, or performance of obligations or exercise of rights under, Permitted Licenses.

2.1.3.	Limitations and Exceptions to Roche’s Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, Roche’s performance of the Roche R&D Activities will not violate Section 2.1.1.

2.2.
Effect of Exclusivity on Indications. Isis and Roche are subject to certain exclusivity covenants under Section 2.1; however, the Parties acknowledge and agree that each Party (on its own or with a Third Party) may pursue products for any indication that are not designed to bind to the RNA that encodes HTT (or designed to selectively reduce HTT RNA alleles containing expanded CAG repeats), even if such products treat Huntington’s Disease.

ARTICLE 3.
EXCLUSIVE OPTION

3.1.
Option and Option Deadline. Isis hereby grants Roche an exclusive option to obtain the license set forth in Section 4.1.1 (the “Option”). To obtain the license set forth in Section 4.1.1, Roche must exercise the Option by the earlier of the following (the “Option Deadline”): (i) the [***] following Roche’s receipt of the Phase 1 Trial Data Package from Isis under Section 1.2.6 for the first Phase 1 Trial with an Isis Development Candidate (as such Phase 1 Trial is described in the Isis Development Candidate R&D Plan or as may otherwise be modified by the JSC); or (ii) [***] the Phase 1 Trial Data Package is available in the first Phase 1 Trial for a Brain Shuttle Development Candidate but in no case later than [***] after the last patient receives his/her last dose in such Phase 1 Trial; or (iii) [***].

3.2.
Option Exercise; Option Expiration. If, by the Option Deadline, Roche (i) notifies Isis in writing that it is exercising the Option, and (ii) thereafter, Roche timely pays Isis the license fee set forth in Section 6.3, Isis will, and hereby does, grant Roche the license set forth in Section 4.1.1. Prior to the Option Deadline, Roche shall have the full opportunity to conduct due diligence to evaluate whether to exercise the Option and Isis shall cooperate with Roche and to ensure that all necessary data and information, including clinical and manufacturing data and any available [***] analysis, are provided to Roche. If, by the Option Deadline, Roche has not provided Isis a written notice stating that Roche is exercising its Option, and within thirty (30) days after providing such notice paid Isis the license fee set forth in Section 6.3, then Roche’s Option will expire. If Roche’s Option expires then Section 10.4.1 and Section 10.4.2 will apply.

3.3.
HSR. If, by the Option Deadline, Roche notifies Isis in writing that it is exercising the Option, each Party shall (i) cooperate with the other Party in the preparation, execution and filing of all documents that may be required pursuant to the HSR Act or any other Applicable Law, and (ii) observe all applicable waiting periods before consummating the Option Exercise as set forth in Section 3.2.  Each Party shall bear its own costs (including counsel or other expert fees) with respect to preparing, executing and filing such documents.  Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to consummate the exercise of the Option contemplated by Section 3.2 of this Agreement, should Roche choose to exercise the Option.  Notwithstanding anything to the contrary contained in this Agreement, Roche shall have the sole and exclusive right to determine, at its discretion but without any obligation whatsoever, whether it shall have any obligation to take any actions in connection with, or agree to, any demands for the license, sale, divestiture or disposition of assets of Roche or its Affiliates or Isis, asserted by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Regulatory Authority in connection with antitrust matters or international competition laws, or to defend through litigation any proceeding commenced by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Authority in connection with the foregoing matters.

ARTICLE 4.
LICENSE GRANTS

4.1.	License Grants; Sublicense Rights.

4.1.1.
Development and Commercialization License Grant to Roche. Subject to the terms of this Agreement, effective upon Roche’s exercise of the Option in accordance with this Agreement, Isis grants to Roche a worldwide, exclusive, royalty-bearing, sublicensable (in accordance with Section 4.1.4 below) license under the Licensed Technology to research, Develop, Manufacture, have Manufactured (in accordance with Section 4.1.4 below) and Commercialize Products in the Field.

4.1.2.
Brain Shuttle IP Licenses. As further specified in Section 7.1.3, the Joint Patent Committee will classify the Brain Shuttle Collaboration Patents into the following sub-categories: (w) Brain Shuttle-Specific Collaboration Patents, (x) ASO-Specific Collaboration Patents, (y) Linker-Specific Collaboration Patents, and (z) Omnibus Collaboration Patents. With respect to each such sub-category of Brain Shuttle Collaboration Patents, the Parties grant one another the following licenses:

(a)	Licenses to Roche to Brain Shuttle Collaboration Patents. Subject to the terms of this Agreement, Isis hereby grants to Roche:

(i)
a worldwide, exclusive, sublicensable license under any Brain Shuttle-Specific Collaboration Patents, Linker-Specific Collaboration Patents and Omnibus Collaboration Patents solely or jointly-owned by Isis or its Affiliates, to research, develop, manufacture, have manufactured and commercialize products comprising an active pharmaceutical ingredient and the Brain Shuttle Technology (each such product, a “BS-Specific Drug”); and

(ii)
a worldwide, non-exclusive, sublicensable license under any Linker-Specific Collaboration Patents and Omnibus Collaboration Patents solely or jointly-owned by Isis or its Affiliates, to research, develop, manufacture, have manufactured and commercialize products.

(b)	Licenses to Isis to Brain Shuttle Collaboration Patents. Subject to the terms of this Agreement (including Isis’ exclusivity covenants under Section 2.1.1), Roche hereby grants to Isis:

(i)
a worldwide, exclusive, sublicensable license under any ASO-Specific Collaboration Patents, Linker-Specific Collaboration Patents and Omnibus Collaboration Patents solely or jointly-owned by Roche or its Affiliates, to research, develop, manufacture, have manufactured and commercialize products that include an ASO as an active pharmaceutical ingredient and are not BS-Specific Drugs; and

(ii)
a worldwide, non-exclusive, sublicensable license under any Linker-Specific Collaboration Patents and Omnibus Collaboration Patents solely or jointly-owned by Roche or its Affiliates, to research, develop, manufacture, have manufactured and commercialize products.

4.1.3.
Amendment to the Existing Diagnostic Agreement. After Option exercise, Isis and Roche will execute an amendment to the Existing Diagnostic Agreement on terms mutually agreed by Roche and Isis, which amendment will include granting Roche a non-exclusive, sublicensable, worldwide license, with the right to sublicense (through multiple tiers) under Patent Rights and/or Know-How Controlled by Isis necessary or useful to develop and commercialize HTT diagnostic products (including diagnostic products and/or services to select patients who will use Products).

4.1.4.	Sublicense Rights.

(a)	Subject to the terms of this Agreement, Roche will have the right to grant sublicenses under any license granted under Section 4.1.1 above:

(i)	under the Isis Core Technology Patents, Isis Product-Specific Patents and Isis Know-How to an Affiliate of Roche or a Third Party; and

(ii)	under the Isis Manufacturing and Analytical Patents and Isis Manufacturing and Analytical Know-How solely to (y) an Affiliate of Roche or (z) [***] (each, a “Licensed CMO”).

(b)
Requests to Grant Sublicenses to CMOs. If Roche provides Isis with a written request that Isis grant a license under the Isis Manufacturing and Analytical Patents and Isis Manufacturing and Analytical Know-How to a CMO designated by Roche that is not a Licensed CMO, solely for such CMO to manufacture Products for Roche, its Affiliate or Sublicensee in a manufacturing facility owned or operated by such CMO, [***].

(c)
Enforcing Sublicenses. Each sublicense by Roche under this Agreement will be subject to, and consistent with, the terms of this Agreement.  Roche shall be responsible to ensure compliance by its Sublicensees with the terms and conditions of this Agreement. If Isis reasonably believes a Roche Sublicensee may be violating the terms of this Agreement, then, within 30 days after Isis delivers a written request to Roche, Roche will provide Isis a full and complete copy of the sublicense Roche entered with such Sublicensee.

(d)
Effect of Termination on Sublicenses. If this Agreement terminates for any reason, any Sublicensee granted a sublicense by Roche to Develop or Commercialize Products will, from the effective date of such termination, automatically become a direct licensee of Isis with respect to the rights sublicensed to the Sublicensee by Roche; so long as (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Roche, and (iii) such Sublicensee agrees to pay directly to Isis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Roche. Roche agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of Isis and if requested, the Sublicensee.

4.1.5.
No Implied Licenses. All rights in and to Licensed Technology not expressly licensed to Roche under this Agreement are hereby retained by Isis or its Affiliates. All rights in and to Roche Technology not expressly licensed or assigned to Isis under this Agreement, are hereby retained by Roche or its Affiliates. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property.

4.1.6.
License Conditions; Limitations. Subject to Section 6.11, any license granted under Section 4.1.1 and the sublicense rights under Section 4.1.4 are subject to and limited by (i) the Permitted Licenses, (ii) the Prior Agreements, and (iii) the Isis In-License Agreements, in each case to the extent the provisions of such obligations or agreements are specifically disclosed to Roche in writing (or via electronic data room).

4.1.7.
Trademarks for Products. After Option exercise, Roche is solely responsible for all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on or in connection with Products licensed under Section 4.1.1.

4.2.	Technology Transfer after Option Exercise. After Option exercise pursuant to a technology transfer plan to be mutually agreed by Isis and Roche, and subject to Section 4.2.3, Isis will:

4.2.1.
Licensed Know-How – Generally. Deliver to Roche copies of Licensed Know-How (other than the Isis Manufacturing and Analytical Know-How) in the Field in Isis’ possession not previously provided hereunder, for use solely in accordance with the license granted under Section 4.1.1 to Roche together with all regulatory documentation (including drafts) related to Products. To assist with the transfer of such Licensed Know-How, Isis will make its personnel reasonably available to Roche during normal business hours to transfer such Licensed Know-How under this Section 4.2.1.

4.2.2.
Isis Manufacturing and Analytical Know-How. Deliver, at Roche’s election, to one of either (i) Roche, or (ii) a Licensed CMO solely to Manufacture API on Roche’s behalf, copies of the Isis Manufacturing and Analytical Know-How relating to Products in Isis’ possession not previously provided hereunder, which is necessary for the exercise by Roche, its Affiliates or a Third Party of the Manufacturing rights granted under Section 4.1.1.

4.2.3.
Technology Transfer Costs. Isis will perform the technology transfer activities under this Section 4.2 for up to [***] FTE hours (free of charge to Roche) of Isis’ time. Thereafter, if requested by Roche, Isis will provide Roche with a reasonable level of assistance in connection with such transfer, which Roche will reimburse Isis for Isis’ time incurred in providing such assistance at Isis’ FTE rate, and any of Isis’ reasonable travel expenses for travel requested by Roche, and any outside consultants’ costs and consultants’ reasonable travel expenses incurred by Isis agreed in advance by Roche.

 ARTICLE 5.
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

5.1.
Roche Diligence. After Option exercise, subject to the terms of this Agreement, Roche is solely responsible for all Development, Manufacturing and Commercialization activities, and for all costs and expenses associated therewith, with respect to the Development, Manufacture and Commercialization of Products. Roche will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize Products, including to meet the timelines and milestones set forth in the Isis Development Candidate-R&D Plan, the IDCP and the Specific Performance Milestone Events.

Prior to Initiation of the first Registration-Directed Trial for a given Product, Roche will prepare a Development and global integrated development and commercialization plan (“IDCP”) outlining key aspects for Developing such Product through Approval, and Roche’s worldwide strategy to launch and Commercialize such Product. The IDCP will incorporate and replace the applicable R&D Plan and will take the form of, and contain information consistent with, Roche’s Development and Commercialization plans for its similar products at similar stages of development or commercialization, including Product Sales forecasts. Once Roche has prepared such plan, Roche will update the IDCP consistent with Roche’s standard practice and provide such updates to Isis at least Annually.

5.1.1.
Independent Expert. After Option exercise, Roche will have the final decision-making authority regarding which Product to [***], and Roche will present its decision to the JSC. If Roche decides to progress the [***], and the JSC does not unanimously agree with Roche’s decision to do so, the JSC will appoint a single, independent Third Party expert (“Independent Expert”) mutually agreed upon by the Parties with appropriate expertise and professional credentials to evaluate Roche’s decision. Each Party will have the opportunity to present its position to the Independent Expert. The Independent Expert, when considering its recommendation, will consider such factors as [***], available clinical and pre-clinical data for [***], the commercial potential of the Development Candidates and the competitive environment. The Independent Expert will make his or her own recommendation to the JSC regarding whether the Brain Shuttle Development Candidate or the Isis Development Candidate should [***]. Roche will not be required to adopt the Independent Expert’s recommendation. If the Independent Expert recommends that the [***], then Roche will pay Isis the royalty rate under Table 4 of Section 6.7.1 applicable to [***]. If the Independent Expert recommends that the [***], Roche will pay the costs of the Independent Expert.  If the Independent Expert recommends that the [***], Roche and Isis will each pay 50% of the costs of the Independent Expert.

5.1.2.
Phase 2 Trials. The Phase 2 Trial for the first Isis Development Candidate will be designed in accordance with the Phase 2 Trial design set forth in the Isis Development Candidate-R&D Plan, taking into consideration the results of the Phase 1 Trial. The Phase 2 Trials for all other Development Candidates will be designed in accordance with the applicable R&D Plan. Roche will keep Isis informed of the progress and status of each Phase 2 Trial. Roche will notify Isis in writing promptly after Roche completes a Phase 2 Trial under the applicable R&D Plan. Promptly after such notice, once the data generated under the statistical analysis plan for a Phase 2 Trial is available to Roche, Roche will provide such data to Isis.

5.1.3.
Registration-Directed Trials. The Registration-Directed Trials will be designed in accordance with the Registration-Directed Trial designs set forth in the applicable IDCP. Roche will keep Isis informed of the progress and status of each Registration-Directed Trial. Roche will notify Isis in writing promptly after Roche completes each Registration-Directed Trial under the applicable IDCP. Promptly after such notice, once the data generated under the statistical analysis plan for a Registration-Directed Trial is available to Roche, Roche will provide such data to Isis.

5.1.4.
Investigator’s Brochure. After Option Exercise, in addition to the IDCP, Roche will keep Isis reasonably informed with respect to the status, activities and progress of Development of Products by providing updated versions of the Investigator’s Brochure to Isis Annually and upon any substantive change to the safety or risk of the Products.

5.1.5.
Participation in Regulatory Meetings. Each Party will provide the other Party with as much advance written notice as practicable of any meetings such Party has or plans to have with a Regulatory Authority regarding pre-approval or Approval matters for a Product, and will allow the other Party (at such other Party’s own expense) to participate in any such meetings as an observer.

5.1.6.
Regulatory Communications. Each Party will provide the other Party with copies of documents and communications submitted to and received from Regulatory Authorities that materially impact the Development or Commercialization of Products for the other Party’s review and comment, and the submitting Party will consider in good faith including any comments provided by the reviewing Party to such documents and communications.

5.1.7.
Participation in Roche Clinical Development Team Meetings. [***], Roche will permit Isis to participate in Roche’s key clinical development team meetings for Products (i.e., meetings that are likely to have a material impact on the Development of the Product(s)) (each such meeting, a “Key Meeting”), at Isis’ reasonable request. Isis’ and Roche’s respective designated clinical leaders will work together to come up with a schedule of such Key Meetings, giving Isis as much advance written notice as practicable so that Isis may, at Isis’ expense, plan for its participation in such meetings.

5.1.8.
Class Generic Claims. If Roche intends to make any claims in a Product label or regulatory filing that are class generic to ASOs or Isis’ chemistry platform(s), Roche will provide such claims and regulatory filings to Isis in advance and will consider in good faith any proposals and comments made by Isis.

5.1.9.	Applicable Laws. Roche will perform its activities pursuant to this Agreement in compliance with applicable good laboratory and clinical practices and cGMP.

5.2.	IND; Global Safety Database.

5.2.1.
IND. The Parties acknowledge that until the first Development Candidate completes a Phase 1 Trial, Isis will be the holder of the IND for such Development Candidate. After Option exercise, upon transfer of Isis’ Development Candidate IND to Roche and assumption by Roche of regulatory responsibilities under the IND, Roche will assume responsibility for the global safety database related to such Development Candidate. After Option exercise, Roche will be solely responsible for reporting to Regulatory Authorities in accordance with the Applicable Law for expeditable adverse events and for periodic safety reporting relating to the safety of such Development Candidate and all subsequent Development Candidates and will furnish copies of such reports to Isis.

5.2.2.	Isis’ Antisense Safety Database.

(a)
Isis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Internal ASO Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis compounds, after Option exercise, Roche will cooperate in connection with populating the Isis Internal ASO Safety Database. To the extent collected by Roche and in the form in which Roche uses/stores such information for its own purposes, Roche will make available to Isis information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to Products as soon as practicable following the date such information is available to Roche (but Roche will make such information available to Isis starting no later than thirty (30) days after Roche’s receipt of such information). In connection with any reported serious adverse event, Roche will provide Isis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to Products, Roche will make available to Isis copies of Annual safety updates filed with each IND and the safety sections of any final Clinical Study reports within thirty (30) days following the date such information is filed or is available to Roche, as applicable. Furthermore, Roche will promptly make available to Isis any supporting data and answer any follow-up questions reasonably requested by Isis. All such information disclosed by Roche to Isis will be Roche Confidential Information; provided, however, that Isis may disclose any such Roche Confidential Information to (i) Isis’ other partners pursuant to Section 5.2.2(b) below if such information is regarding class generic properties of ASOs, or (ii) any Third Party, in each case, so long as Isis does not disclose the identity of a Product or Roche. Roche will contact Isis’ Chief Medical Officer at Isis Pharmaceuticals, Inc., 2855 Gazelle Court, Carlsbad, California 92010 (or at such other address/contact designated in writing by Isis) for matters related to the Isis Internal ASO Safety Database. Roche will also cause its Affiliates and Sublicensees to comply with this Section 5.2.2(a).

(b)
Isis utilizes the information in the Isis Internal ASO Safety Database to conduct analyses to keep Isis and its partners informed regarding class generic properties of ASOs, including with respect to safety. As such, if and when Isis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Isis will promptly inform Roche of such issues and, if requested, provide the data supporting Isis’ conclusions.

ARTICLE 6.
FINANCIAL PROVISIONS

6.1.
Option Fee. In partial consideration for Roche’s Option hereunder, within ten (10) days following the Effective Date and receipt by Roche of an invoice from Isis, Roche will pay Isis an Option fee equal to thirty million dollars (US$30,000,000).

6.2.
Milestone Payments for Achievement of Pre-Licensing Milestone Events. As further consideration for Roche’s Option, Roche will pay to Isis the milestone payments as set forth in Table 1 below when a milestone event (each, a “Pre-Licensing Milestone Event”) listed in Table 1 is first achieved by the applicable Development Candidate:

Table 1
Pre-Licensing Milestone Events	Column 1 Milestone Payments for the Isis Development Candidate to First Achieve Milestone Event	Column 2 Milestone Payments for Additional Isis Development Candidate to Achieve Milestone Event	Column 3 Milestone Payments for First Brain Shuttle Development Candidate to Achieve Milestone Event
[***]	[***]	[****]	[***]
[***]	[***]	[***]	[***†]

*[***] milestone payment is only payable once in accordance with Section 1.8.1(b).

†This milestone payment is not payable by Roche if Roche has already paid Isis the [***] milestone payment under Column 1 of this Table 1.

Except for the [***] milestone payment in Column 2 of Table 1 for an Additional Isis Development Candidate, Roche will pay to Isis the Milestone Event payments as set forth in Table 1 after the applicable Milestone Event is first achieved by a Development Candidate even if Roche has exercised the Option prior to achievement of the Milestone Event.

6.3.
License Fee. Pursuant to Section 3.2, subsequent to Roche’s written notice to exercise its Option in accordance with this Agreement, Roche will pay to Isis a license fee of [***] within thirty (30) days after providing such written notice and receipt by Roche of an invoice from Isis.

6.4.
Milestone Payments for Achievement of Post-Licensing Milestone Events. Roche will pay Isis the milestone payments set forth in Table 2 below when a milestone event (each, a “Post-Licensing Milestone Event”) listed in Table 2 is first achieved by a Product:

Table 2
Post-Licensing Milestone Event	Column 1 Milestone Payment for First Product to Achieve Milestone Event	Column 2 Milestone Payment for Each Product After the First Product to Achieve Milestone Event
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

6.5.
Milestone Payments for First Achievement of Sales Milestone Event. Roche will pay Isis the applicable one-time milestone payments set forth in Table 3 below after the first achievement of the listed events, by or on behalf of Roche or its Affiliates or Sublicensees. For clarity, notwithstanding any provision to the contrary in this Agreement, any consideration received by Roche or its Affiliates from a Compulsory Sublicensee for the sale of Products in a given Calendar Year will be added to Net Sales of Products for such year for purposes of determining whether any of the Sales Milestones in Table 3 have been achieved.

Table 3
Sales Milestone	Sales Milestone Payment
[***] in aggregate worldwide Annual Net Sales of Products comprising an Isis Development Candidate	[***]
[***] in aggregate worldwide Annual Net Sales of Products comprising an Isis Development Candidate	[***]
[***] in aggregate worldwide Annual Net Sales of Products comprising a Brain Shuttle Development Candidate	[***]
[***] in aggregate worldwide Annual Net Sales of Products comprising a Brain Shuttle Development Candidate	[***]
Total Sales Milestone Payments	[***]

6.6.	Limitations on Milestone Payments; Exceptions; Notice.

6.6.1.
Each milestone payment set forth in Table 1, and in Column 1 of Table 2 above, will be paid only once upon the first achievement of the Milestone Event regardless of how many times such Milestone Event is achieved. On a Product-by-Product basis, each milestone payment set forth in Column 2 of Table 2 above will be paid only once upon the first achievement of the Milestone Event by the applicable Product. Each milestone payment set forth in Table 3 above will be paid only once upon the first achievement of the Milestone Event.

6.6.2.
If a particular Milestone Event is not achieved because Development activities transpired such that achievement of such earlier Milestone Event was unnecessary or did not otherwise occur, then upon achievement of a later Milestone Event the Milestone Event payment applicable to such earlier Milestone Event will also be due. For example, if a Party proceeds directly to [***] without achieving the [***] then upon achieving the [***] Milestone Event, both the [***] and [***] Milestone Event payments are due.

6.6.3.
Each time a Milestone Event is achieved under this ARTICLE 6, the Party that achieved such Milestone Event will send to the other Party a written notice thereof promptly (but no later than ten (10) Business Days) following the date of achievement of such Milestone Event and such payment will be due within thirty (30) days of the date such Milestone Event was achieved and receipt of an invoice by Roche from Isis.

6.7.	Royalty Payments to Isis.

6.7.1.
Roche Full Royalty. As partial consideration for the rights granted to Roche hereunder, subject to the provisions of this Section 6.7.1 and Section 6.7.2, Roche will pay to Isis royalties on Annual worldwide Net Sales of Products sold by Roche, its Affiliates or Sublicensees, on a country-by-country and Product-by-Product basis, in each case in the amounts as follows in Table 4 below (the “Roche Full Royalty”):

Table 4
Royalty Rate for Products Comprising:
Royalty Tier	Annual Worldwide Net Sales	Isis Development Candidate	Brain Shuttle Development Candidate	Roche-Selected Brain Shuttle Development Candidate
1	For the portion of Annual Worldwide Net Sales < $[***]	[***]%	[***]%	[***]%
2	For the portion of Annual Worldwide Net Sales > $[***] but < $[***]	[***]%	[***]%	[***]%
3	For the portion of Annual Worldwide Net Sales > $[***] but < $[***]	[***]%	[***]%	[***]%
4	For the portion of Annual Worldwide Net Sales > $[***]	[***]%	[***]%	[***]%

(a)
Annual worldwide Net Sales for a particular Product will be calculated by [***]. For clarity, notwithstanding any provision to the contrary in this Agreement, any consideration received by Roche or its Affiliates from a Compulsory Sublicensee solely for the sale of Products in a given Calendar Year will be added to Net Sales of Products for such year for purposes of determining which royalty tier (and therefore which royalty rate) applies to a particular Product in Table 4.

(b)
Roche will pay Isis royalties on Net Sales of Products arising from named patient and other similar programs under Applicable Laws, and Roche will provide reports and payments to Isis consistent with Section 6.12. No royalties are due on Net Sales of Products arising from compassionate use and other programs providing for the delivery of Product at no cost. The sales of Products arising from named patient, compassionate use or other similar programs will not be considered a First Commercial Sale for purposes of determining the Full Royalty Period.

6.7.2.	Application of Royalty Rates. All royalties set forth under Section 6.7.1 are subject to the provisions of this Section 6.7.2, and are payable as follows:

(a)
Full Royalty Period. Roche’s obligation to pay Isis the Roche Full Royalty above with respect to a Product will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the later of the date of expiration of (i) the last Valid Claim within the Licensed Patents or the Brain Shuttle Collaboration Patents Covering such Product in the country in which such Product is used or sold, (ii) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug), or (iii) the [***] anniversary of the First Commercial Sale of such Product in such country; provided, however, that, on a country-by-country and Product-by-Product basis, if neither of the periods set forth in clause (i) and clause (ii) of this Section 6.7.2(a) apply to a Product, then the Roche Full Royalty will continue to apply through the [***] anniversary of the First Commercial Sale of such Product in such country unless a [***] in such country, at which time in lieu of paying the Roche Full Royalty, Roche will pay Isis the Roche Reduced Royalty for such Product in such country in accordance with Section 6.7.2(b) (such royalty period, the “Full Royalty Period”). For clarity, (X) Licensed Patents that are jointly-owned by Roche, and (Y) Brain Shuttle Collaboration Patents that are jointly or solely-owned by Roche or its Affiliates, will count toward the calculation of the Full Royalty Period in a particular country if the use or sale of a Product by an unauthorized Third Party in such country would infringe a Valid Claim of such Licensed Patent or Brain Shuttle Collaboration Patent.

(b)
Reduced Royalty Period. Subject to Section 6.7.2(c), on a country-by-country and Product-by-Product basis, after the expiration of the Full Royalty Period in a country and until the end of the Reduced Royalty Period, in lieu of the royalty rates set forth in Table 4 of Section 6.7.1, Roche will pay Isis royalty rates (the “Roche Reduced Royalty”) on Net Sales of Products in such country calculated on a Calendar Quarter-by-Calendar Quarter basis by [***]; provided, however, that the Roche Reduced Royalty rate in each country will in no event exceed the Reference Rate applicable under this Section 6.7. For example, if peak Calendar Year Net Sales of a Product comprising an Isis Development Candidate during the Full Royalty Period were [***] and royalties paid for that same Calendar Year were [***] resulting in a [***], and if [***] and the [***], the applicable [***] in such country would be [***].  Similarly, if the quarterly [***], then the applicable [v] in such country would be [***].

(c)	Limitation on Aggregate Reduction for Roche Royalties.

(i)
In no event will the aggregate royalty reductions under Section 6.7.2(b) and/or Section 6.8 reduce the royalties payable to Isis on Net Sales of a Product in any given period to an amount that is less than the [***].

(ii)
In no event will the aggregate royalty offsets under Section 6.11.3(b) reduce the royalties payable to Isis on Net Sales of a Product in any given period to an amount that is less than the greater of (i) [***], and (ii) [***].

(d)
End of Royalty Obligation. On a country-by-country basis, other than [***], Roche’s obligation to make royalty payments hereunder in such country will end on the expiration of the Reduced Royalty Period in such country. “Reduced Royalty Period” means, on a country by country basis, the period commencing upon the expiration of the [***] in such country and ending when the [v] (i) with respect to Net Sales of Products in Major Markets, [***], and (ii) [***].

(e)	Royalty Examples. Schedule 6.7.2(e) attached hereto contains examples of how royalties will be calculated under this Section 6.7.

(f)
Allocation of Net Sales. If, by reason of one or more royalty rate adjustments under this Section 6.7.2, different royalty rates apply to Net Sales of Products from different countries, Roche will [***] such Net Sales [***]. Schedule 6.7.2(f) attached hereto contains examples of how Net Sales of Products from different countries at different royalty rates will be [***].

6.8.
Royalty Reduction Due to Decline In Product Sales Clearly Attributable to Sales of an [***]. If, after taking into account the then available data, including but not limited to epidemiology data, any Third Party product sales and diagnostics sales data and relevant market research information, Roche determines (and provides written notice to Isis of such determination and the basis therefor) that any decline in sales of the AS Development Candidate being Commercialized by Roche is clearly attributable to the sales of any [***], then, subject to Section 6.7.2(c)(i), the royalty rates under Table 4 applicable to such AS Development Candidate being Commercialized by Roche, its Affiliates or Sublicensees [***].  For example, if Roche determines such decline in sales to be [***], then Roche shall reduce royalties otherwise payable to Isis based on the actual Net Sales for that Calendar Quarter [***]. If Roche implements a royalty reduction under this Section 6.8, Roche will make such reductions with a one Calendar Quarter delay in order to generate the data and supporting calculations necessary to determine the amount of any such reduction, and Roche shall include its calculation of such reduction in the applicable royalty report under Section 6.12.2. If Isis believes that any decline in sales of the AS Development Candidate being Commercialized by Roche is not clearly attributable to the sales of any such [***], the Parties will discuss the matter in good faith and if the Parties cannot resolve such matter it will be resolved in accordance with the dispute resolution process set forth in Section 12.1. Roche is not entitled to any royalty reduction under this Section 6.8 as a result of sales of [***].

6.9.
Apportionment of Compulsory Sublicensee Consideration. At such time as Roche or any of its Affiliates or Sublicensees enters into a sublicense with a Compulsory Sublicensee, the Parties will discuss and mutually agree upon an adjustment of the royalty due to Isis under Section 6.7 of this Agreement with respect to sales of Products by such Compulsory Sublicensee, with such adjustment calculated based on a [***].

6.10.	Reverse Royalty Payments to Roche for Discontinued Products.

6.10.1.
Reverse Royalty for a Discontinued Product Comprising an Isis Development Candidate. If Isis or any of its Affiliates or Sublicensees Commercializes a Discontinued Product for which Roche has paid Isis the license fee under Section 6.3 and such Discontinued Product (i) is comprised of an Isis Development Candidate, and (ii) was not commercialized by Roche, its Affiliates or its Sublicensees, then following the First Commercial Sale of such Discontinued Product by Isis or its Affiliates or Sublicensees, Isis will pay Roche a royalty of [***] of Annual worldwide net sales of such Discontinued Product (“Isis Development Candidate Reverse Royalties”). Isis will pay Roche such Isis Development Candidate Reverse Royalties in accordance with the provisions governing payment of royalties from Roche to Isis in Sections 6.7.2, 6.11, 6.12, 6.13, 6.14, and 6.15 (mutatis mutandis); provided, however, that Isis’ obligation to pay Roche Isis Development Candidate Reverse Royalties will expire once Isis has paid Roche an amount equal to [***] for such Discontinued Product under Section 6.2 and Section 6.4.

6.10.2.
Reverse Royalty for a Discontinued Product Comprising a Brain Shuttle Development Candidate. If Roche has paid Isis the license fee under Section 6.3 and Isis or any of its Affiliates or Sublicensees Commercializes a Discontinued Product that is comprised of a Brain Shuttle Development Candidate, then following the First Commercial Sale of such Discontinued Product by Isis or its Affiliates or Sublicensees, Isis will pay Roche a royalty of [***] of Annual worldwide net sales of such Discontinued Product (“Brain Shuttle Development Candidate Reverse Royalties”). Isis will pay Roche Brain Shuttle Development Candidate Reverse Royalties in accordance with (and for the same duration as) the provisions governing payment of royalties from Roche to Isis in Sections 6.7.2, 6.11, 6.12, 6.13, 6.14, and 6.15, mutatis mutandis.

6.11.	Third Party Payment Obligations.

6.11.1.	Existing In-License Agreements.

(a)
Isis’ Existing In-License Agreements. Certain of the Licensed Technology Controlled by Isis as of the Effective Date licensed to Roche under Section 4.1.1 are in-licensed or were acquired by Isis under the agreements with Third Party licensors or sellers listed on Schedule 6.11.1 (such license or purchase agreements being the “Isis In-License Agreements”), and certain milestone or royalty payments and license maintenance fees may become payable by Isis to such Third Parties under the Isis In-License Agreements based on the Development or Commercialization of a Product by Roche under this Agreement. Any payment obligations arising under the Isis In-License Agreements as they apply to Products that:

(i)	accrue prior to Option exercise, will be paid by [***] as [***]; and

(ii)	accrue after Option exercise, will be paid by [v] as [***].

(b)
Isis’ Agreements at the time of Option Exercise. Prior to Roche exercising the Option, Isis shall disclose to Roche all agreements (other than the In-License Agreements) entered into after the Effective Date by Isis with Third Party licensors or sellers under which Isis licensed or acquired any Licensed Technology to be licensed to Roche under Section 4.1.1 (“Additional Isis In-License Agreements”). Any payment obligations arising under any Additional Isis In-License Agreements as they apply to Products that:

(i)	accrue prior to Option exercise, will be paid by [***] as [***]; and

(ii)	accrue after Option exercise, will be paid by [***] as [***], in which case Section 6.11.3 will apply.

(c)
Roche’s Existing In-License Agreements. Roche will be solely responsible for any Third Party Obligations that become payable by Roche to Third Parties under any agreements or arrangements Roche has with such Third Parties as of the Effective Date, based on the Development or Commercialization of a Product by Roche, its Affiliate or Sublicensee under this Agreement. Any such payment obligations will be paid by [***] as [***] under this Agreement.

6.11.2.	New In-Licensed Product-Specific Patents.

(a)
On a Product-by-Product basis, after Option exercise, Roche or Isis, as the case may be, will promptly provide the other Party written notice of any additional Third Party Patent Rights it has identified as necessary to Develop or Commercialize a Product where such Third Party Patent Rights would be considered a Product-Specific Patent if either Party Controlled such Patent Rights (“Additional Product-Specific Patents”), and Roche will have the first right, but not the obligation, to negotiate with, and obtain a license from the Third Party Controlling such Additional Product-Specific Patents. If Roche obtains any such Additional Product-Specific Patents then any financial obligations under such Third Party agreement will be paid solely by [***] as [***].

(b)
If, however, Roche elects not to obtain such a license to such Additional Product-Specific Patents, Roche will so notify Isis, and Isis may obtain such a license to such Additional Product-Specific Patents and Isis will include such Additional Product-Specific Patents in the license granted to Roche under Section 4.1.1 provided that Roche agrees in writing to [***].

6.11.3.	Additional Core IP In-License Agreements.

(a)
Roche will promptly provide Isis written notice of any [***] (“Additional Core IP”) that Roche believes it has identified and Isis will have the first right, but not the obligation, to negotiate with, and obtain a license from the Third Party Controlling such Additional Core IP. For clarity, Additional Core IP does not include any Patent Rights claiming (or intellectual property related to) [***]. If Isis obtains such a Third Party license, Isis will include such Additional Core IP in the license granted to Roche under Section 4.1.1, and any financial obligations under such Third Party agreement will be paid solely by [***] as [***].

(b)
If, however, Isis elects not to obtain such a license to such Third Party intellectual property, Isis will so notify Roche, and Roche may obtain such a Third Party license and, subject to Section 6.7.2(c)(ii), Roche may offset an amount equal to [***] of [***] paid by Roche under such Third Party license against any [***] of this Agreement in such country for [***].

(c)
If Isis does not agree with Roche that a license to such Third Party Patent Rights is necessary to [***], then Isis will send written notice to such effect to Roche, and the Parties will engage a mutually agreed independent Third Party intellectual property lawyer with expertise in the patenting of ASOs, and appropriate professional credentials in the relevant jurisdiction, to determine the question of whether or not such Third Party intellectual property is Additional Core IP. The determination of the Third Party expert engaged under the preceding sentence will be binding on the Parties solely for purposes of determining whether Roche is permitted to [***]. The costs of any Third Party expert engaged under this Section 6.11.3(c) will be paid by the Party against whose position the Third Party lawyer’s determination is made.

6.12.	Payments.

6.12.1.
Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale, named patient sale, compassionate use sale or other similar sales for a Product is made and for each Calendar Quarter thereafter, Roche will make royalty payments to Isis under this Agreement within [***] following the end of each such Calendar Quarter.

6.12.2.	Royalty Reporting. Each royalty payment will be accompanied by a report, summarizing in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Sales in Swiss Francs on a country-by-country basis;

(b)	Net Sales in Swiss Francs on a country-by-country basis;

(c)	Total worldwide Net Sales in Swiss Francs;

(d)	Exchange rate used for the conversion of Net Sales from Swiss Francs to US Dollars pursuant to Section 6.12.4;

(e)	Royalty Rate pursuant to Section 2.1.1(b)(ii) (if applicable), Section 6.7.1 and Section 6.7.2, as applicable; and

(f)	Total Royalty payable in US Dollars.

In addition, Roche will include in each report under this Section 6.12.2 information regarding any Net Sales of Products sold for named patient, compassionate use or other similar sales and any consideration received from any Compulsory Sublicensees.

6.12.3.
After first Approval, if no royalties or other payments from Product sales are payable in respect of a given Calendar Quarter, Roche will submit a written royalty report to Isis so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the Calendar Quarter in which the First Commercial Sale for a Product (or any named patient sale, compassionate use sale or other similar sales of a Product) is made and for each Calendar Quarter thereafter, within ten (10) Business Days following the end of each such Calendar Quarter, Roche will provide Isis a [***] report estimating the total (A) Sales and Net Sales for Products projected for such Calendar Quarter, and (B) if available, the amount of any consideration payable to Roche under sublicenses with Compulsory Sublicensees.

6.12.4.
Mode of Payment. All payments under this Agreement will be (i) payable in full in U.S. Dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Isis in writing, and (iii) irrevocable and non-refundable. Any corrections to calculations of royalty payments previously paid shall be adjusted to the next royalty payment due. When calculating the Sales of a Product that occur in currencies other than U.S. Dollars, Roche will convert the amount of such sales into Swiss Francs and then into U.S. Dollars using Roche’s then current internal foreign currency translation actually used on a consistent basis in preparing its audited financial statements (currently YTD average rate as reported by Reuters).

6.12.5.
Records Retention. Commencing with the First Commercial Sale or named patient sale of a Product, Roche will keep complete and accurate records pertaining to the sale of Products for a period of [***] after the year in which such sales occurred, and in sufficient detail to permit Isis to confirm the accuracy of the Net Sales or royalties paid by Roche hereunder.

6.13.
Audits. After the first Approval of a Product, during the remaining Agreement Term and for a period of thirty-six (36) calendar months thereafter, at the request and expense of Isis, Roche will permit an independent certified public accountant of internationally recognized standing appointed by Isis, at reasonable times and upon at least sixty (60) Business Days written notice, but in no case more than once per Calendar Year, to examine such records as may be necessary for the purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding thirty-six (36) calendar months. No Calendar Year can be audited more than once.  Any and all records of Roche examined by such independent certified public accountant will be deemed Roche’s Confidential Information. The independent certified public accountant shall share all draft reports with Roche before the draft audit report is shared with Isis and before the final document is issued. Upon completion of the audit, the accounting firm will provide both Roche and Isis with a written report disclosing whether the royalty payments made by Roche are correct and the specific details concerning any discrepancies (“Audit Report”). If, as a result of any inspection of the books and records of Roche, it is shown that Roche’s payments under this Agreement were less than the royalty amount that should have been paid, then Roche will make all payments required to be made by paying Isis the difference between such amounts to eliminate any discrepancy revealed by said inspection with the next royalty payment due, with interest calculated in accordance with Section 6.15. If, as a result of any inspection of the books and records of Roche, it is shown that Roche’s payments under this Agreement were greater than the royalty amount that should have been paid, then [***]. Isis will pay all fees charged by such accountant pursuant to the audit, except that, if the audit determines that any additional amounts payable by Roche for an audited period exceed [***] of the amount actually paid for such audited period, then, in addition to paying Isis any unpaid amounts discovered in such audit, Roche will pay the fees and expenses charged by such accountant.

6.14.	Taxes.

6.14.1.
Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

6.14.2.
Withholding Tax. To the extent the paying Party is required to deduct and withhold taxes on any payment, the paying Party will pay the amounts of such taxes to the proper governmental authority for the account of the receiving Party and remit the net amount to the receiving Party in a timely manner. The paying Party will promptly furnish the receiving Party with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are able to do so. In accordance with the procedures set forth in Section 9.3, the receiving Party will also indemnify the paying Party for any tax, interest or penalties imposed on the paying Party if the paying Party improperly reduces or eliminates withholding tax based upon representations made by the receiving Party.

6.14.3.
Tax Cooperation. At least fifteen (15) days prior to the date a given payment is due under this Agreement, the non-paying Party will provide the paying Party with any and all tax forms that may be reasonably necessary in order for the paying Party to lawfully not withhold tax or to withhold tax at a reduced rate with respect to such payment under an applicable bilateral income tax treaty. Following the paying Party’s timely receipt of such tax forms from the non-paying Party, the paying Party will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty, if appropriate under the Applicable Laws. The non-paying Party will provide any such tax forms to the paying Party upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 6.14.

The provisions of this Section 6.14 are to be read in conjunction with the provisions of Section 12.4 below.

6.15.
Interest. Any undisputed payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest at a rate per annum equal to the lesser of (i) one month LIBOR rate in effect on the date that such payment would have been first due plus two percentage points (2%) or (ii) the maximum rate permissible under applicable law.

ARTICLE 7.
INTELLECTUAL PROPERTY

7.1.	Ownership.

7.1.1.
Isis Technology and Roche Technology. As between the Parties, Isis will own and retain all of its rights, title and interest in and to the Licensed Know-How and Licensed Patents and Roche will own and retain all of its rights, title and interest in and to the Roche Know-How and Roche Patents, subject to any assignments, rights or licenses expressly granted by one Party to the other Party under this Agreement.

7.1.2.
Agreement Technology. Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates to so disclose, the discovery, development, or creation of any invention made solely or jointly by the Parties in connection with the performance of obligations under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Jointly-Owned Collaboration Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

7.1.3.	Joint Patent Committee.

(a)
The Parties will establish a “Joint Patent Committee” or “JPC.” The JPC will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement, and will cooperate with respect to the activities set forth in this ARTICLE 7. Isis’ obligation to participate in the JPC will terminate upon the date Isis is no longer obligated to participate in the JSC. Thereafter, Isis will have the right, but not the obligation, to participate in JPC meetings. The JPC determines the invention classification for each invention arising under this Agreement. The classifications are (i) Brain Shuttle Collaboration Patents, (ii) Isis Product-Specific Patents, (iii) Jointly-Owned Collaboration Patents, (iv) Isis Core Technology Patents, and (v) Isis Manufacturing and Analytical Patents. In addition, with respect to the Brain Shuttle Collaboration Patents classification, the JPC will determine the following sub-categories of Brain Shuttle Collaboration Patents: (w) Patent Rights claiming inventions solely related to the Brain Shuttle Technology (“Brain Shuttle-Specific Collaboration Patents”); (x) Patent Rights claiming inventions solely related to ASOs that do not utilize the Brain Shuttle Technology (“ASO-Specific Collaboration Patents”); (y) Patent Rights claiming inventions solely related to the linking or conjugation of molecules (“Linker-Specific Collaboration Patents”); and (z) Patent Rights claiming more than one of the technologies described in items (w) through (y) above (“Omnibus Collaboration Patents”). The JPC will endeavor to separate the claims within such Patent Rights into separate and distinct patent applications corresponding with the categories and sub-categories described in this Section 7.1.3(a) to the extent possible without diminishing the patentability of the inventions.

(b)
A strategy will be discussed with regard to (x) prosecution and maintenance, defense and enforcement of (A) Brain Shuttle Collaboration Patents, (B) Isis Product-Specific Patents, and (C) Jointly-Owned Collaboration Patents licensed to Roche under Section 4.1.1 in connection with a Product, (y) defense against allegations of infringement of Third Party Patent Rights, and (z) licenses to Third Party Patent Rights or Know-How (including whether to obtain any licenses under any such Third-Party Patent Rights or Know-How, and whether there are any known Third Party Obligations applicable to a particular Product), in each case to the extent such matter would be reasonably likely to have a material impact on the Agreement or the licenses granted hereunder, which strategy will be considered in good faith by the Party entitled to prosecute, enforce and defend such Patent Rights hereunder, but will not be binding on such Party.  Notwithstanding the above, subject to the provisions of Section 6.11, Roche shall have final say as to whether to obtain any licenses under Third-Party Patent Rights or Know-How.

(c)
In addition, the Joint Patent Committee will be responsible for the determination of inventorship. The determination of inventorship will be in accordance with United States patent laws and therefore will determine if the invention is solely or jointly owned by the relevant Party or Parties. In case of a dispute in the Joint Patent Committee (or otherwise between Isis and Roche) over inventorship or classification, if the Joint Patent Committee cannot resolve such dispute, even after seeking the JSC’s input, such dispute will be resolved by independent patent counsel not engaged or regularly employed in the past two years by either Party and reasonably acceptable to both Parties. The decision of such independent patent counsel will be binding on the Parties. Expenses of such patent counsel will be shared equally by the Parties.

(d)
The JPC will comprise an equal number of members from each Party. The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 7. The JPC will determine by unanimous consent the JPC operating procedures at its first meeting. To the extent reasonably requested by either Party, the Joint Patent Committee will solicit the involvement of more senior members of their respective legal departments with respect to critical issues. Each Party’s representatives on the Joint Patent Committee will consider comments and suggestions made by the other in good faith. If either Party deems it reasonably advisable, the Parties will enter into a mutually agreeable common interest agreement covering the matters contemplated by this Agreement.

7.2.	Prosecution and Maintenance of Patents.

7.2.1.
Patent Filings. The Party responsible for Prosecution and Maintenance of any Patent Rights as set forth in Section 7.2.2 and Section 7.2.3 will endeavor to obtain patent protection for a Product as it Prosecutes and Maintains its other patents Covering products in development, using counsel of its own choice but reasonably acceptable to the other Party, in such countries as the responsible Party sees fit.

7.2.2.	Licensed Patents and Roche Patents.

(a)	Licensed Patents.

(i)
Isis Core and Manufacturing Patents. Isis will at all times control and be responsible for all aspects of (i) any Brain Shuttle Collaboration Patents solely-owned by Isis that (A) include claims that are directed to subject matter applicable to ASOs in general, or (B) include an ASO, the sequence of which targets the RNA that encodes HTT and ASOs that do not target the RNA encoding HTT (each, an “Isis Core Brain Shuttle Collaboration Patent”), (ii) the Isis Core Technology Patents, and (iii) the Isis Manufacturing and Analytical Patents.

(ii)	Isis Product-Specific Patents.

(1)
Before Option Exercise. Before Option exercise, subject to Section 7.2.3 and Section 7.2.4, at Isis’ expense, Isis will control and be responsible for all aspects of the Prosecution and Maintenance of all (x) Brain Shuttle Collaboration Patents solely-owned by Isis that are necessary or useful to Develop or Commercialize a Product eligible to be licensed to Roche under Section 4.1.1 and are not necessary or useful to develop or commercialize products that are not Products (each, an “Isis Product-Specific Brain Shuttle Collaboration Patent”), and (y) Isis Product-Specific Patents, and will use commercially reasonably efforts to Prosecute and Maintain such Patent Rights.

(2)
After Option Exercise. After Option exercise, subject to Section 7.2.3 and Section 7.2.4, at Roche’s expense, Roche will control and be responsible for all aspects of the Prosecution and Maintenance of all Isis Product-Specific Brain Shuttle Collaboration Patents and Isis Product-Specific Patents Covering Products licensed to Roche under Section 4.1.1 and will either (i) use commercially reasonably efforts to Prosecute and Maintain such Patent Rights or (ii) offer to assign Roche’s entire right, title and interest in such Patent Rights to Isis, in which case following any such assignment all licenses granted in this Agreement by Isis to Roche under such Patent Rights shall become non-exclusive and the exclusivity covenants under Section 2.1.1 will no longer apply to such Patent Rights.

(b)
Roche Patents and Roche Brain Shuttle Collaboration Patents. Roche will control and be responsible for all aspects of the Prosecution and Maintenance of all (i) Brain Shuttle Collaboration Patents solely-owned by Roche, and (ii) Roche Patents, subject to Section 7.2.3 and Section 7.2.4.

7.2.3.	Jointly-Owned Collaboration Patents.

(a)
Before Option Exercise. Before Option exercise, (i) Isis will control and be responsible for all aspects of the Prosecution and Maintenance of Jointly-Owned Collaboration Patents Covering Isis Development Candidates, and (ii) Roche will control and be responsible for all aspects of the Prosecution and Maintenance of any Jointly-Owned Collaboration Patents Covering Brain Shuttle Development Candidates.

(b)
After Option Exercise. After Option exercise, Roche will control and be responsible for all aspects of the Prosecution and Maintenance of (i) Jointly-Owned Collaboration Patents Covering Products, and (ii) jointly-owned Brain Shuttle Collaboration Patents, and will either (y) use commercially reasonably efforts to Prosecute and Maintain such Patent Rights or (z) offer to assign Roche’s entire right, title and interest in such Patent Rights to Isis, in which case following any such assignment all licenses granted in this Agreement by Isis to Roche under such Patent Rights shall become non-exclusive and the exclusivity covenants under Section 2.1.1 will no longer apply to such Patent Rights.

7.2.4.	Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a)
Each Party will keep the other Party informed through the Joint Patent Committee as to material developments with respect to the Prosecution and Maintenance of the Product-Specific Patents or Jointly-Owned Collaboration Patents for which such Party has responsibility for Prosecution and Maintenance pursuant to Section 7.2.2, Section 7.2.3 or this Section 7.2.4, including by providing copies of material data as it arises, any office actions or office action responses or other correspondence that such Party provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and all patent-related filings, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.

(b)
If Roche elects (a) not to file and prosecute patent applications for the Jointly-Owned Collaboration Patent or Isis Product-Specific Patents that have been licensed to Roche under this Agreement or the Brain Shuttle Collaboration Patents for which Roche has responsibility for Prosecution and Maintenance pursuant to Section 7.2.2 or Section 7.2.3 (“Roche-Prosecuted Patents”) in a particular country, (b) not to continue the prosecution (including any interferences, oppositions, reissue proceedings, re-examinations, and patent term extensions, adjustments, and restorations) or maintenance of any Roche-Prosecuted Patent in a particular country, or (c) not to file and prosecute patent applications for the Roche-Prosecuted Patent in a particular country following a written request from Isis to file and prosecute in such country, then Roche will so notify Isis promptly in writing of its intention in good time to enable Isis to meet any deadlines by which an action must be taken to establish or preserve any such Patent Right in such country; and Isis will have the right, but not the obligation, to file, prosecute, maintain, enforce, or otherwise pursue such Roche-Prosecuted Patent in the applicable country at its own expense with counsel of its own choice. In such case, Roche will cooperate with Isis to file for, or continue to Prosecute and Maintain or enforce, or otherwise pursue such Roche-Prosecuted Patent in such country in Isis’ own name. Notwithstanding anything to the contrary in this Agreement, if Isis assumes responsibility for the Prosecution and Maintenance of any such Roche-Prosecuted Patent under this Section 7.2.4(b), Isis will have no obligation to notify Roche if Isis intends to abandon such Roche-Prosecuted Patent. The analogous situation shall apply mutatis mutandis with regard to Patent Rights (excluding Isis Core Technology Patents and Isis Manufacturing and Analytical Patents) for which Isis has responsibility for Prosecution and Maintenance pursuant to Section 7.2.2 or Section 7.2.3.

(c)
The Parties, through the Joint Patent Committee, will cooperate in good faith to determine if and when any divisional or continuation applications will be filed with respect to any Jointly-Owned Collaboration Patents or Product-Specific Patents, and where a divisional or continuation patent application filing would be practical and reasonable, then such a divisional or continuation filing will be made.

(d)
If the Party responsible for Prosecution and Maintenance pursuant to Section 7.2.3 intends to abandon such Jointly-Owned Collaboration Patent without first filing a continuation or substitution, then such Party will notify the other Party of such intention at least sixty (60) days before such Jointly-Owned Collaboration Patent will become abandoned, and such other Party will have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense (subject to Section 7.3.1) with counsel of its own choice, in which case the abandoning Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, title and interest in and to such Jointly-Owned Collaboration Patents. If a Party assumes responsibility for the Prosecution and Maintenance of any such Jointly-Owned Collaboration Patents under this Section 7.2.4(d), such Party will have no obligation to notify the other Party of any intention of such Party to abandon such Jointly-Owned Collaboration Patents.

(e)
In addition, the Parties will consult, through the Joint Patent Committee, and take into consideration the comments of the other Party for all matters relating to interferences, reissues, re-examinations and oppositions with respect to those Patent Rights in which such other Party (i) has an ownership interest, (ii) has received a license thereunder in accordance with this Agreement, or (iii) may in the future, in accordance with this Agreement, obtain a license or sublicense thereunder.

7.3.	Patent Costs.

7.3.1.
Jointly-Owned Collaboration Patents. Unless the Parties agree otherwise, Isis and Roche will share equally the Patent Costs associated with the Prosecution and Maintenance of Jointly-Owned Collaboration Patents; provided that, either Party may decline to pay its share of costs for filing, prosecuting and maintaining any Jointly-Owned Collaboration Patents in a particular country or particular countries, in which case the declining Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interests in and to such Jointly-Owned Collaboration Patents.

7.3.2.
Licensed Patents and Roche Patents. Except as set forth in Section 7.2.4 and Section 7.3.1, each Party will be responsible for all Patent Costs incurred by such Party prior to and after the Effective Date in all countries in the Prosecution and Maintenance of Patent Rights for which such Party is responsible under Section 7.2; provided, however, that after Option exercise, Roche will be solely responsible for Patent Costs arising from the Prosecution and Maintenance of the Isis Product-Specific Patents; provided that, Roche may decline to pay for filing, prosecuting and maintaining any Isis Product-Specific Patents in a particular country or particular countries, in which case all licenses granted in this Agreement by Isis to Roche under such Patent Rights shall become non-exclusive and the exclusivity covenants under Section 2.1.1 will no longer apply to such Patent Rights.

7.4.	Defense of Claims Brought by Third Parties.

7.4.1.
If a Third Party initiates a Proceeding claiming a Patent Right owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Product, (a) Isis will have the first right, but not the obligation, to defend against any such Proceeding initiated prior to Option exercise at its sole cost and expense and (b) Roche will have the first right, but not the obligation, to defend against any such Proceeding initiated after Option exercise at its sole cost and expense. If the Party having the first right to defend against such Proceeding (the “Lead Party”) elects to defend against such Proceeding, then the Lead Party will have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed). The other Party will reasonably assist the Lead Party in defending such Proceeding and cooperate in any such litigation at the request and expense of the Lead Party. The Lead Party will provide the other Party with prompt written notice of the commencement of any such Proceeding that is of the type described in this Section 7.4, and the Lead Party will keep the other Party apprised of the progress of such Proceeding. If the Lead Party elects not to defend against a Proceeding, then the Lead Party will so notify the other Party in writing within sixty (60) days after the Lead Party first receives written notice of the initiation of such Proceeding, and the other Party (the “Step-In Party”) will have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense and thereafter the Step-In Party will have the sole right to direct the defense thereof, including the right to settle such claim. In any event, the Party not defending such Proceeding will reasonably assist the other Party and cooperate in any such litigation at the request and expense of the Party defending such Proceeding.  Each Party may at its own expense and with its own counsel join any defense initiated or directed by the other Party under this Section 7.4. Each Party will provide the other Party with prompt written notice of the commencement of any such Proceeding under this Section 7.4, and such Party will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

7.4.2.
Discontinued Product. If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Discontinued Product, Isis will have the first right, but not the obligation, to defend against and settle such Proceeding at its sole cost and expense. Roche will reasonably assist Isis in defending such Proceeding and cooperate in any such litigation at the request and expense of Isis.  Each Party may at its own expense and with its own counsel join any defense directed by the other Party. Isis will provide Roche with prompt written notice of the commencement of any such Proceeding, or of any allegation of infringement of which Isis becomes aware and that is of the type described in this Section 7.4.2, and Isis will promptly furnish Roche with a copy of each communication relating to the alleged infringement received by Isis.

7.4.3.
Interplay Between Enforcement of IP and Defense of Third Party Claims.   Notwithstanding the provisions of Section 7.4.1 and Section 7.4.2, to the extent that a Party’s defense against a Third Party claim of infringement under this Section 7.4 involves (i) the enforcement of the other Party’s Know-How or Patent Rights, or (ii) the defense of an invalidity claim with respect to such other Party’s Know-How or Patent Rights, then, in each case, the general concepts of Section 7.5 will apply to the enforcement of such other Party’s Know-How or Patent Rights or the defense of such invalidity claim (i.e., each Party has the right to enforce its own intellectual property, except that the relevant Commercializing Party will have the initial right, to the extent provided in Section 7.5, to enforce such Know-How or Patent Rights or defend such invalidity claim, and the other Party will have a step-in right, to the extent provided in Section 7.5, to enforce such Know-How or Patent Rights or defend such invalidity claim).

7.5.	Enforcement of Patents Against Competitive Infringement.

7.5.1.
Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party to which such Party does not owe any obligation of confidentiality with respect to any Product-Specific Patents by reason of the development, manufacture, use or commercialization of a product directed against the RNA that encodes HTT in the Field (“Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available evidence of such Competitive Infringement; provided, however, that for cases of Competitive Infringement under Section 7.5.7 below, such written notice will be given within ten (10) Business Days.

7.5.2.
Prior to Option Exercise. For any Competitive Infringement occurring after the Effective Date but before Option exercise, Isis will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto, by counsel of its own choice, and Roche will have the right to be represented in that action by counsel of its own choice at its own expense, however, Isis will have the sole right to control such litigation. Isis will provide Roche with prompt written notice of the commencement of any such Proceeding, and Isis will keep Roche apprised of the progress of such Proceeding. If Isis fails to initiate a Proceeding within a period of ninety (90) days after receipt of written notice of such Competitive Infringement (subject to a ninety (90) day extension to conclude negotiations, which extension will apply only in the event that Isis has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such ninety (90) day period), Roche will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice; provided that Isis will have the right to be represented in any such action by counsel of its own choice at its own expense. Notwithstanding the foregoing, Isis will at all times have the sole right to institute, prosecute, and control any Proceeding under this Section 7.5.2 to the extent involving any Isis Core Technology Patents or Isis Manufacturing and Analytical Patents.

7.5.3.
Following Option Exercise. For any Competitive Infringement with respect to a Product (except for a Discontinued Product) occurring after Option exercise, so long as part of such Proceeding Roche also enforces any Patent Rights Controlled by Roche being infringed that Cover a Product, then Roche will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto by counsel of its own choice at its own expense, and Isis will have the right, at its own expense, to be represented in that action by counsel of its own choice, however, Roche will have the right to control such litigation. If Roche fails to initiate a Proceeding within a period of ninety (90) days after receipt of written notice of such Competitive Infringement (subject to a ninety (90) day extension to conclude negotiations, if Roche has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such ninety (90) day period), Isis will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and Roche will have the right to be represented in any such action by counsel of its own choice at its own expense. Notwithstanding the foregoing, Isis will at all times have the sole right to institute, prosecute, and control any Proceeding under this Section 7.5.3 to the extent involving any Isis Core Technology Patents or Isis Manufacturing and Analytical Patents.

7.5.4.	Joinder.

(a)
If a Party initiates a Proceeding in accordance with this Section 7.5, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 7.5.5, the costs and expenses of each Party incurred pursuant to this Section 7.5.4(a) will be borne by the Party initiating such Proceeding.

(b)
If one Party initiates a Proceeding in accordance with this Section 7.5.4, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

7.5.5.	Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 7.5 will be shared as follows:

(a)
the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(b)	any remaining proceeds constituting direct or actual damages for acts of infringement occurring prior to Roche’s exercise of the Option will be (i) [***]; or (ii) [***]; then

(c)	any remaining proceeds constituting direct or actual damages for acts of infringement occurring after Roche’s exercise of the Option will be treated [***], and [***]; then

(d)
any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: the Party initiating the Proceeding will receive and retain [***] of such proceeds and the other Party will receive and retain [***] of such proceeds.

7.5.6.
Settlement. Notwithstanding anything to the contrary under this ARTICLE 7, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 7 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Right Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent Right.

7.5.7.
35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 7.5, solely with respect to Licensed Patents, for a Competitive Infringement under 35 USC 271(e)(2), the time period set forth in Section 7.5.2 during which a Party will have the initial right to bring a Proceeding will be shortened to a total of twenty-five (25) days, so that, to the extent the other Party has the right, pursuant to such Section to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within twenty-five (25) days after such first Party’s receipt of written notice of such Competitive Infringement.

7.6.	Other Infringement.

7.6.1.
Jointly-Owned Collaboration Patents. With respect to the infringement of a Jointly-Owned Collaboration Patent which is not a Competitive Infringement, the Parties will cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to solely bring suit. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 7.6.1 will be shared as follows: (i) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); (ii) any remaining proceeds constituting direct damages will be [***], and (iii) any remaining proceeds constituting punitive or treble damages will be allocated as follows: (A) if the Parties jointly initiate a Proceeding pursuant to this Section 7.6.1, [***] of such proceeds; and (B) if only one Party initiates the Proceeding pursuant to this Section 7.6.1, such Party will receive [***] of such proceeds and the other Party will receive [***] of such proceeds.

7.6.2.
Patents Solely Owned by Isis. Isis will retain all rights to pursue an infringement of any Patent Right solely owned by Isis which is other than a Competitive Infringement and Isis will retain all recoveries with respect thereto.

7.6.3.
Patents Solely Owned by Roche. Roche will retain all rights to pursue an infringement of any Patent Right solely owned by Roche which is other than a Competitive Infringement and Roche will retain all recoveries with respect thereto.

7.7.	Patent Listing.

7.7.1.
Roche’s Obligations. Roche will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Product.  Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Roche will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Roche will retain final decision-making authority as to the listing of all applicable Patent Rights for a Product that are not Isis Core Technology Patents or Isis Manufacturing and Analytical Patents, regardless of which Party owns such Patent Rights.

7.7.2.
Isis’ Obligations. Isis will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Discontinued Product. Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Isis will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Isis will retain final decision-making authority as to the listing of all applicable Patent Rights for such Discontinued Products, as applicable, regardless of which Party owns such Patent Rights.

7.8.
CREATE Act. Notwithstanding anything to the contrary in this ARTICLE 7, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this ARTICLE 7 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

7.9.
Obligations to Third Parties. Notwithstanding any of the foregoing, each Party’s rights and obligations with respect to Licensed Technology under this ARTICLE 7 will be subject to the Third Party rights and obligations under any (i) Third Party agreements the restrictions and obligations of which Roche has agreed to under Section 6.11.2(b), (ii) Prior Agreements, and (iii) Isis In-License Agreements; provided, however, that, to the extent that Isis has a non-transferable right to prosecute, maintain or enforce any Patent Rights licensed to Roche hereunder and, this Agreement purports to grant any such rights to Roche, Isis will act in such regard with respect to such Patent Rights at Roche’s direction.

7.10.
Additional Right and Exceptions. Notwithstanding any provision of this ARTICLE 7, but subject to Section 7.4.3,  Isis retains the sole right to Prosecute and Maintain Isis Core Technology Patents and Isis Manufacturing and Analytical Patents during the Agreement Term and to control any enforcement of Isis Core Technology Patents and Isis Manufacturing and Analytical Patents, and will take the lead on such enforcement solely to the extent that the scope or validity of any Patent Rights Controlled by Isis and Covering the Isis Core Technology Patents or Isis Manufacturing and Analytical Patents is at risk. If Isis determines, in Isis’ sole discretion, to not enforce any Isis Core Technology Patents or Isis Manufacturing and Analytical Patents and does not permit Roche to so enforce such Patent Rights, then the Parties will mutually agree on an appropriate adjustment (if any) of the future consideration payable by Roche under this Agreement to reflect any adverse impact Isis’ failure to enforce such Patent Rights has on Products.

7.11.
Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension wherever applicable to a Product, including European supplementary protection certificates and pediatric exclusivity. After exercising the Option, Roche will determine which patents will be extended and what extensions will be sought.

7.12.
No Challenge. If, during the Agreement Term, solely with respect to rights to the Licensed Patents that are included (or, prior to Option exercise, are eligible to be included) in a license granted to Roche under Section 4.1.1, Roche, its Affiliates or Sublicensees, in the United States or any other country, (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the enforceability or validity of any claim within an issued patent or patent application within such Licensed Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within such Licensed Patents, then unless, within thirty (30) days after written notice from Isis, Roche rescinds any actions brought by Roche, its Affiliates, or Sublicensees, Isis may terminate this Agreement and the provisions of Section 10.4.1 and Section 10.4.2 will apply; [***].

ARTICLE 8.
REPRESENTATIONS AND WARRANTIES

8.1.	Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

8.1.1.
such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2.	such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

8.1.3.	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

8.1.4.
the execution, delivery and performance of this Agreement by such Party will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or to the best of its knowledge and belief violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

8.1.5.
to the best of its knowledge and belief, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements; and

8.1.6.
it has not employed (and, to the best of its knowledge and belief, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs, provided that such Party may reasonably rely on a representation made by such contractor or consultant) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in the conduct of the Pre-Clinical Studies or Clinical Studies of a Product and its activities under the R&D Plans.

8.2.	Representations and Warranties of Isis. Isis hereby represents and warrants to Roche, as of the Effective Date, that:

8.2.1.
To the best of its knowledge and belief, there are no additional licenses (beyond those that would be granted to Roche under Section 4.1.1 upon the exercise of the Option for a Product arising under the Isis Development Candidate-R&D Plan) under any intellectual property owned or Controlled by Isis or its Affiliates as of the Effective Date that would be required in order for Roche to further Develop and Commercialize a Product arising under the Isis Development Candidate-R&D Plan existing on the Effective Date.

8.2.2.
The Licensed Technology existing as of the Effective Date constitutes all of the Patent Rights and Know-How Controlled by Isis as of the Effective Date that are necessary to Develop, Manufacture or Commercialize Compounds contemplated under the Isis Development Candidate-R&D Plan existing on the Effective Date in the Field.  Isis has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Technology in a manner that conflicts with any rights granted to Roche hereunder.

8.2.3.
There are no claims, judgments or settlements against or owed by Isis or its Affiliates or pending against Isis or, to the best of Isis’ knowledge, threatened against Isis, in each case relating to the Isis Technology that could impact activities under this Agreement. To the best of Isis’ knowledge, there are no claims, judgments or settlements against or owed by any Third Party that is party to a Prior Agreement, or pending or threatened claims or litigation against any Third Party that is party to a Prior Agreement, in each case relating to the Isis Technology that would impact activities under this Agreement.

8.2.4.
Schedule 8.2.4(a), Schedule 8.2.4(b) and Schedule 8.2.4(c) set forth true, correct and complete lists of all Isis Core Technology Patents, Isis Manufacturing and Analytical Patents, and Isis Product-Specific Patents that apply to the Compounds contemplated under the Isis Development Candidate-R&D Plan as of the Effective Date, respectively, and indicates whether each such Patent Right is owned by Isis or licensed by Isis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent Right is licensed.  Isis Controls such Patent Rights existing as of the Effective Date and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patent Rights it purports to grant to Roche under this Agreement.

8.2.5.
(a) There is no fact or circumstance known by Isis that would cause Isis to reasonably conclude that any Licensed Patent is invalid or un-enforceable, (b) there is no fact or circumstance known by Isis that would cause Isis to reasonably conclude the inventorship of each Licensed Patent is not properly identified on each patent, (c) all official fees, maintenance fees and annuities for the Licensed Patents have been paid and all administrative procedures with governmental agencies have been completed, (d) none of the Isis Product-Specific Patents that would be licensed by Isis to Roche upon Option exercise under this Agreement are currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Isis, nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding, and (e) to the best of Isis’ knowledge and belief, Roche’s practice of the inventions claimed in the Isis Product-Specific Patents in the performance of the Roche R&D Activities contemplated as of the Effective Date will not [***].

8.2.6.
Schedule 6.11.1 sets forth true, correct and complete lists of all Isis In-License Agreements relating to Licensed Technology necessary or useful to conduct the research, Development, Manufacture or Commercialization of Compounds as contemplated under the Isis Development Candidate-R&D Plan existing on the Effective Date. All Isis In-License Agreements are in full force and effect and have not been modified or amended. Neither Isis nor, to the best knowledge of Isis, the Third Party licensor in an Isis In-License Agreement is in default with respect to a material obligation under such Isis In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, any Isis In-License Agreement.

8.2.7.
Schedule 8.2.7 is a complete and accurate list of all agreements that create Third Party Obligations that affect the rights granted by Isis to Roche under this Agreement with respect to Isis Development Candidates contemplated by the R&D Plans on the Effective Date.

8.2.8.
Isis has all rights necessary to grant the option and licenses contained in this Agreement, and has the ability to work exclusively with Roche as set forth in this Agreement, including the covenants granted in Section 2.1.

8.3.	Isis Covenants. Isis hereby covenants to Roche that, except as expressly permitted under this Agreement:

8.3.1.
Isis will promptly amend Schedule 8.2.4(a), Schedule 8.2.4(b) and Schedule 8.2.4(c) and submit such amended Schedules to Roche if Isis becomes aware that any Isis Core Technology Patents, Isis Manufacturing and Analytical Patents or Isis Product-Specific Patents are not properly identified on such Schedule.

8.3.2.
during the Agreement Term, Isis will maintain and not breach any Isis In-License Agreements and any agreements with Third Parties entered into after the Effective Date (“New Third Party Licenses”) that provide a grant of rights from such Third Party to Isis that are Controlled by Isis and are licensed or may become subject to a license from Isis to Roche for a Product under this Agreement;

8.3.3.
Isis will promptly notify Roche of any material breach by Isis or a Third Party of any New Third Party License, and in the event of a breach by Isis, will permit Roche to cure such breach on Isis’ behalf upon Roche’s request;

8.3.4.
Isis will not amend, modify or terminate any Isis In-License Agreement or New Third Party License in a manner that would adversely affect Roche’s rights hereunder without first obtaining Roche’s written consent, which consent may be withheld in Roche’s sole discretion;

8.3.5.
Isis will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case that restricts, limits or encumbers the rights granted to Roche under this Agreement;

8.3.6.	Isis will cause its Affiliates, licensees and sublicensees to comply with the terms of Section 2.1;

8.3.7.
all employees and contractors of Isis performing Development activities hereunder on behalf of Isis will be obligated to assign all right, title and interest in and to any inventions (or grant a license to Isis or an option to obtain such a license) developed by them, whether or not patentable, to Isis or such Affiliate, respectively, as the sole owner thereof; and

8.3.8.
If, after the Effective Date, Isis becomes the owner or otherwise acquires Control of any formulation or delivery technology that would be necessary or useful in order for Roche to further Develop, Manufacture or Commercialize a Product, and Roche has exercised its Option and the license granted to Roche under this Agreement is in effect, Isis will make such technology available to Roche on commercially reasonable terms.

8.4.	Representations and Warranties of Roche. Roche hereby represents and warrants to Isis, as of the Effective Date, that:

8.4.1.
Schedule 8.4.1 sets forth a true and correct list of Patent Rights owned or Controlled as of the Effective Date by Roche or its Affiliates that (i) specifically claim Roche’s Brain Shuttle technology, or (ii) are necessary or useful for the research, Development or Commercialization of a Brain Shuttle Development Candidate (such Patent Rights, “Roche Existing Brain Shuttle Patents”).  Roche Controls such Roche Existing Brain Shuttle Patents existing as of the Effective Date and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Roche Existing Brain Shuttle Patents it purports to grant to Isis under this Agreement; and

8.4.2.
(a) There is no fact or circumstance known by Roche that would cause Roche to reasonably conclude that any Roche Existing Brain Shuttle Patent is invalid or un-enforceable, (b) there is no fact or circumstance known by Roche that would cause Roche to reasonably conclude the inventorship of each Roche Existing Brain Shuttle Patent is not properly identified on each patent, (c) all official fees, maintenance fees and annuities for the Roche Existing Brain Shuttle Patents have been paid and all administrative procedures with governmental agencies have been completed, (d) none of the Roche Existing Brain Shuttle Patent are currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Isis, nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding, and (e) to the best of Roche’s knowledge and belief, Isis’ practice of the inventions claimed in the Roche Existing Brain Shuttle Patents in the performance of the Isis R&D Activities contemplated as of the Effective Date will not infringe the Patent Rights of any Third Party.

8.5.
DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ROCHE AND ISIS UNDERSTAND THAT PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF THE PRODUCTS.

ARTICLE 9.
INDEMNIFICATION; INSURANCE

9.1.
Indemnification by Roche. Roche will indemnify, defend and hold harmless Isis and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

9.1.1.
the gross negligence or willful misconduct of Roche, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Roche’s performance of its obligations or exercise of its rights under this Agreement;

9.1.2.	any breach of any representation or warranty or express covenant made by Roche under ARTICLE 8 or any other provision under this Agreement;

9.1.3.
the Development or Manufacturing activities that are conducted by or on behalf of Roche or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by or on behalf of Isis pursuant to this Agreement); or

9.1.4.	the Commercialization of a Product by or on behalf of Roche or its Affiliates or Sublicensees;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Isis or its Affiliates, licensees, Sublicensees or contractors, and its or their respective directors, officers, employees and agents or other circumstance for which Isis has an indemnity obligation pursuant to Section 9.2.

9.2.
Indemnification by Isis. Isis will indemnify, defend and hold harmless Roche and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from any and all Claims based upon:

9.2.1.
the gross negligence or willful misconduct of Isis, its Affiliates or Sublicensees or its or their respective directors, officers, employees and agents, in connection with Isis’ performance of its obligations or exercise of its rights under this Agreement;

9.2.2.	any breach of any representation or warranty or express covenant made by Isis under ARTICLE 8 or any other provision under this Agreement;

9.2.3.
any Development or Manufacturing activities that are conducted by or on behalf of Isis or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by or on behalf of Roche pursuant to this Agreement); or

9.2.4.	any development, manufacturing or commercialization activities that are conducted by or on behalf of Isis or its Affiliates or Sublicensees with respect to a Discontinued Product.

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Roche or its Affiliates, licensees, Sublicensees or contractors and its or their respective directors, officers, employees and agents or other circumstance for which Roche has an indemnity obligation pursuant to Section 9.1.

9.3.
Procedure. If a Person entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnitee”) seeks such indemnification, such Indemnitee will (i) inform the indemnifying Party in writing of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle such Claim at the sole discretion of the indemnifying Party, provided that such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, or impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake reasonable steps to mitigate any Losses with respect to the Claim. The provisions of Section 7.4 will govern the procedures for responding to a Claim of infringement described therein. Notwithstanding anything in this Agreement to the contrary, the indemnifying Party will have no liability under Section 9.1 or Section 9.2, as the case may be, for Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

9.4.	Insurance.

9.4.1.
Isis’ Insurance Obligations. Isis will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products. Isis will furnish to Roche evidence of any insurance required under this Section 9.4.1, upon request.

9.4.2.
Roche’s Insurance Obligations. Roche hereby represents and warrants to Isis that it will maintain, at its cost, reasonable insurance or self insure against liability and other risks associated with its activities contemplated by this Agreement (including product liability), including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by Roche under this Agreement. Roche will maintain such self insurance throughout the Agreement Term and for five years thereafter, and will furnish to Isis evidence of such insurance, upon request.

9.5.
LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR (a) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9, (b) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT OF THIS AGREEMENT, (c) A PARTY’S BREACH OF ARTICLE 2, OR A BREACH OF SECTION 10.4.1(b) BY ROCHE OR ITS AFFILIATES OR (d) CLAIMS ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 10.
TERM; TERMINATION

10.1.
Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 10, will continue in full force and effect until this Agreement expires as follows:

10.1.1.
on a country-by-country basis, on the date of expiration of all payment obligations by the Commercializing Party under this Agreement with respect to a Product (or a Discontinued Product) in such country;

10.1.2.	in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Product (or last Discontinued Product) in all countries pursuant to Section 10.1.1; and

10.1.3.	where Roche has not provided Isis a written notice stating Roche is exercising its Option under Section 6.3 by the Option Deadline.

The period from the Effective Date until the date of expiration of this Agreement pursuant to this Section 10.1 is the “Agreement Term.” On a Product-by-Product basis, if with respect to a particular Product this Agreement expires (i.e., is not terminated early) under Section 10.1.1 or Section 10.1.2 in a particular country, then, effective upon such expiration, Isis will and hereby does grant to Roche a fully paid-up and irrevocable non-exclusive license under the Licensed Technology to Manufacture, Develop and Commercialize the Product that is the subject of such expiration in such country.

10.2.	Termination of the Agreement.

10.2.1.
Roche’s Termination for Convenience. After payment by Roche of the upfront fee under Section 6.1, subject to Section 10.4.1 below, Roche may terminate this Agreement for convenience by providing ninety (90) days written notice to Isis of such termination. If Roche terminates this Agreement for convenience under this Section 10.2.1 prior to Roche paying Isis the milestone payment for achievement of the Initiation of a Phase 1 Trial Milestone Event, then if (i) Isis continues to develop the Product after such termination and achieves the Initiation of the Phase 1 Trial Milestone Event for such Product, and (ii) Isis has not granted a Third Party an exclusive license or an exclusive option to obtain an exclusive license to such Product by the [***], then [***], unless by that time Isis has undergone or has agreed to a Change of Control, in which case no such payment shall be due or payable.

10.2.2.	Termination for Material Breach.

(a)
Roche’s Right to Terminate. If Roche believes that Isis is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under ARTICLE 1, which is governed by Section 10.2.3 below), then Roche may deliver notice of such material breach to Isis. If the breach is curable, Isis will have sixty (60) days to cure such breach. If Isis fails to cure such breach within the sixty (60) day period, or if the breach is not subject to cure, Roche may terminate this Agreement by providing written notice to Isis.

(b)
Isis’ Right to Terminate. If Isis believes that Roche is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under ARTICLE 1 or Section 5.1, which is governed by Section 10.2.3 below), then Isis may deliver notice of such material breach to Roche. If the breach is curable, Roche will have sixty (60) days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within thirty (30) days following such notice). If Roche fails to cure such breach within the sixty (60) day or thirty (30) day period, as applicable, or if the breach is not subject to cure, Isis may terminate this Agreement by providing written notice to Roche.

10.2.3.	Remedies for Failure to Use Commercially Reasonable Efforts.

(a)
If Isis, in Roche’s reasonable determination, fails to use Commercially Reasonable Efforts in the activities contemplated in ARTICLE 1 prior to Option exercise, Roche will notify Isis and, within thirty (30) days thereafter, Isis and Roche will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Isis’ use of Commercially Reasonable Efforts in ARTICLE 1. Following such a meeting, if Isis fails to use Commercially Reasonable Efforts as contemplated by ARTICLE 1, then subject to Section 10.2.4 below, Roche will have the right, at its sole discretion, to (i) terminate this Agreement, or (ii) prior to Option exercise, Roche may elect to trigger the alternative remedy provisions of Section 10.3 below in lieu of terminating this Agreement by providing written notice to Isis. If Roche elects to trigger the alternative remedy provisions of Section 10.3 below, then such election is Roche’s sole and exclusive remedy if Isis fails to use Commercially Reasonable Efforts in the activities contemplated in ARTICLE 1 prior to Option exercise.

(b)
If Roche, in Isis’ reasonable determination, fails to use Commercially Reasonable Efforts under ARTICLE 1 or Section 5.1 above, Isis will notify Roche and, within thirty (30) days thereafter, Isis and Roche will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Roche’s use of Commercially Reasonable Efforts in ARTICLE 1 or Section 5.1. Following such a meeting, if Roche fails to use Commercially Reasonable Efforts as contemplated by ARTICLE 1 or Section 5.1, then subject to Section 10.2.4 below, Isis will have the right, at its sole discretion, to terminate this Agreement.

10.2.4.
Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 10.2.2 or Section 10.2.3 disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the Non-Breaching Party of such dispute within such sixty (60) day period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 10.2.2 or Section 10.2.3, or trigger the alternative remedy provisions of Section 10.3, as applicable, unless and until it has been determined in accordance with Section 12.1 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within thirty (30) days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

10.2.5.	Termination for Insolvency.

(a)
Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within ninety (90) days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors.

(b)
All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects in writing to continue, and continues, to perform all of its obligations under this Agreement.

10.2.6.	Termination if Development Candidate Not Identified.

(a)
Failure to Identify a Brain Shuttle Development Candidate. If, despite the Parties’ Commercially Reasonable Efforts, Roche has not designated at least one Brain Shuttle Development Candidate by the [***] of the Effective Date, then either Party will have the right to terminate this Agreement solely with respect to the Brain Shuttle Development Candidate-R&D Plan by providing written notice to the other Party within [***] of the Effective Date. In the case of termination of this Agreement under this Section 10.2.6(a), Section 10.4.1 will apply solely with respect to the Brain Shuttle Development Candidate-R&D Plan. Nothing in this Section 10.2.6(a) will terminate or otherwise affect the provisions of this Agreement with respect to the Isis Development Candidate-R&D Plan, which shall remain in full force and effect.

(b)
Failure to Identify an Isis Development Candidate. If, despite Isis’ Commercially Reasonable Efforts, Isis has not designated at least one Isis Development Candidate by the [***] of the Effective Date, then either Party will have the right to terminate this Agreement with respect to the Isis Development Candidate-R&D Plan by providing written notice to the other Party within [***] of the Effective Date. In the case of termination of this Agreement under this Section 10.2.6(b), Section 10.4.1 will apply solely with respect to the Isis Development Candidate-R&D Plan.  Nothing in this Section 10.2.6(b) will terminate or otherwise affect the provisions of this Agreement with respect to the Brain Shuttle Development Candidate-R&D Plan, which shall remain in full force and effect.

10.3.
Alternative Remedies to Termination Available to Roche Prior to Option Exercise. If, prior to Option exercise, Roche elects to exercise the alternative remedy provisions of this Section 10.3 in lieu of terminating this Agreement by providing written notice of such election to Isis in accordance with Section 10.2.3(a), then this Agreement will continue in full force and effect with the following modifications:

(a)
Isis will have no further obligations under the R&D Plans, and Roche is responsible for the continued research, Development and Commercialization of Products (including meeting all remaining performance obligations under ARTICLE 1 and Section 5.1);

(b)
effective as of the date of Roche’s notice to Isis electing the alternative remedy provisions of this Section 10.3, Roche will be deemed for all purposes of this Agreement to have exercised the Option;

(c)	Roche will have and Isis grants, the exclusive license under Section 4.1.1;

(d)	Isis will perform its obligations under Section 4.2 within sixty (60) days of Roche electing to exercise its alternative remedies under this Section 10.3; and

(e)	the financial provisions of ARTICLE 6 will be modified as follows:

(i)	[***] Payments. Roche will [***]; and

(ii)	License Fee. The license fee set forth in Section 6.3 will be [***]. Such [***] will be due within [***] after the [***] but in no event later than [***].

The milestone provisions of Section 6.4 and Section 6.5 and the royalty provisions of Section 6.7 will [***].

10.4.	Consequences of Expiration or Termination of the Agreement.

10.4.1.
In General. If this Agreement expires or is terminated by a Party in accordance with this ARTICLE 10 at any time and for any reason, the following terms will apply to any such expiration or termination:

(a)
Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information that are the subject of such termination. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(b)
License Termination. Except for the licenses granted under Section 4.1.2, any licenses granted by Isis to Roche under this Agreement will terminate and Roche, its Affiliates and Sublicensees will cease selling all Products.

(c)	Exclusivity Covenants. Neither Party will have any further obligations under Section 2.1.1 of this Agreement.

(d)
Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. For purposes of clarification, milestone payments under ARTICLE 6 accrue as of the date the applicable Milestone Event is achieved even if the payment is not due at that time.

(e)
Survival. The following provisions of this Agreement will survive the expiration or termination of this Agreement: Section 1.12 (Failure to Designate an Isis Development Candidate) (but only if this Agreement is terminated under Section 10.2.6(b) with respect to the Isis Development Candidate-R&D Plan); Section 4.1.2 (Brain Shuttle IP Licenses); Section 4.1.4(d) (Effect of Termination on Sublicenses), Section 4.2 (Technology Transfer after Option Exercise) (but only to the extent necessary to satisfy the requirements of Section 10.4.2), Section 6.10 (Reverse Royalty Payments to Roche for a Discontinued Product), Section 6.12.5 (Records Retention), Section 6.13 (Audits), Section 7.1.1 (Isis Technology and Roche Technology), Section 7.1.2 (Agreement Technology), Section 8.5 (Disclaimer), ARTICLE 9 (Indemnification; Insurance), Section 10.1 (Agreement Term; Expiration), Section 10.2.1 (Roche’s Termination for Convenience), Section 10.2.5 (Termination for Insolvency), Section 10.4 (Consequences of Expiration or Termination of the Agreement), ARTICLE 11 (Confidentiality), ARTICLE 12 (Miscellaneous) and Appendix 1 (Definitions) (to the extent definitions are embodied in the foregoing listed Articles and Sections).

10.4.2.
Special Consequences of Expiration or Termination of the Agreement. If (A) this Agreement expires due to the expiration of Roche’s Option under Section 3.2, (B) Roche terminates the Agreement under Section 10.2.1 (Roche’s Termination for Convenience), or (C) Isis terminates this Agreement under Section 7.12 (No Challenge), Section 10.2.2(b) (Isis’ Right to Terminate) or Section 10.2.3(b) (Remedies for Failure to Use Commercially Reasonable Efforts), then the following additional terms will also apply:

(a)
License to Isis for Isis Development Candidates. Roche will and hereby does grant to Isis a sublicensable, worldwide, exclusive license or sublicense, as the case may be, under all Roche Technology (excluding Companion Diagnostic IP) Controlled by Roche as of the date of such reversion that Covers Discontinued Products comprising an Isis Development Candidate solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize such Discontinued Products in the Field;

(b)
License to Isis for Brain Shuttle Development Candidates. Roche will and hereby does grant to Isis a sublicensable, worldwide, non-exclusive license or sublicense, as the case may be, under all Roche Technology (excluding Companion Diagnostic IP) Controlled by Roche as of the date of such reversion that Covers Discontinued Products comprising a Brain Shuttle Development Candidate solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize such Discontinued Products in the Field;

(c)
License to Isis for Companion Diagnostic Products. Roche will make available to Isis, on commercially reasonable terms, any diagnostic products and/or services to select patients who will use Products (each, a “Companion Diagnostic Product”) and any Patent Rights and Know-How Covering such Companion Diagnostic Products (such intellectual property, “Companion Diagnostic IP”) Controlled by Roche as of the date of such reversion that is necessary to Develop or Commercialize such Companion Diagnostic Products;

(d)
Know-How Transfer. Roche will transfer to Isis for use with respect to the Development and Commercialization of Discontinued Products, copies of any Know-How data, results, regulatory information, filings, and files in the possession of Roche as of the date of such reversion that relate to such Discontinued Products and are necessary for the Development of such Discontinued Products, and any other information or material specified in Section 4.2;

(e)
Trademarks. Roche will license to Isis any trademarks that are specific to Discontinued Products solely for use with such Discontinued Products; provided, however, that in no event will Roche have any obligation to license to Isis any trademarks used by Roche both in connection with a Product and in connection with the sale of any other product or service, including any Roche- or Roche-formative marks, company logos, or trademarks of its Affiliates or Sublicensees; and

(f)
Prosecution and Maintenance. Isis will control and be responsible at its sole cost for all aspects of the Prosecution and Maintenance of all Jointly-Owned Collaboration Patents, and Roche will provide Isis with (and will instruct its counsel to provide Isis with) all of the information and records in Roche’s and its counsel’s possession related to the Prosecution and Maintenance of such Jointly-Owned Collaboration Patents.

ARTICLE 11.
CONFIDENTIALITY

11.1.
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for five years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”).

11.2.
Prior Confidentiality Agreement. The Non-Disclosure Agreement executed by Isis and Roche on February 1, 2012 (including any and all amendments thereto) (the “CDA”) will govern disclosures of Information (as defined in the CDA) between the Parties prior to the Effective Date. All Confidential Information exchanged between the Parties on or after the Effective Date under this Agreement will be subject to the terms of this ARTICLE 11.

11.3.
Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement under confidentiality provisions no less restrictive than those in this Agreement, provided, a Receiving Party may disclose Confidential Information to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement; (ii) to the extent reasonably necessary to file or prosecute patent, copyright and trademark applications (subject to Section 11.4 below), complying with applicable governmental regulations, obtaining Approvals, conducting Pre-Clinical Studies or Clinical Studies, marketing a Product, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; or (v) as mutually agreed to in writing by the Parties.

11.4.	Press Release; Publications; Disclosure of Agreement.

11.4.1.
Public Announcements – Generally. Upon execution of this Agreement, the Parties will issue a joint press release announcing the existence of this Agreement in a form and substance agreed to in writing by the Parties. Except to the extent required to comply with Applicable Law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 11.4, each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

11.4.2.
Use of Name. Except as set forth in Section 11.4.9, neither Party will use the other Party’s name in a press release or other publication without first obtaining the prior consent of the Party to be named.

11.4.3.
Notice of Significant Events. Each Party will notify (no later than three Business Days after the information or results are obtained) the other Party of any significant event related to a Product (including any data, serious adverse event or regulatory advice or approval) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event. Notwithstanding Section 11.4.1 above, any press release or other similar public communication by either Party related to a Product’s efficacy or safety data and/or results, will be submitted to the other Party for review and approval at least three Business Days in advance of such proposed public disclosure, which approval will not be unreasonably withheld or delayed.

11.4.4.
Prior to Option Exercise. Prior to Option exercise, Isis will have the sole right, consistent with its practice with its other compounds and products, to issue press releases, publish, present or otherwise disclose the progress and results regarding the Products to the public; provided, that with respect to any proposed press release or other similar public communication by Isis disclosing regulatory discussions, the efficacy or safety data or clinical results related to the Products, (i) Isis will submit such proposed communication to Roche for review at least ten (10)  Business Days in advance of such proposed public disclosure, (ii) Roche will have the right to review and recommend changes to such communication, and (iii) Isis will in good faith consider any changes that are timely recommended by Roche.

11.4.5.
After Option Exercise. After Option exercise, Roche will have the sole right, consistent with its practice with its other compounds and products, to issue press releases, publish, present or otherwise disclose the progress and results regarding the Products to the public; provided, that with respect to any proposed press release or other similar public communication by Roche disclosing regulatory discussions, the efficacy or safety data or results related to the Products or Roche’s sales projections, (i) Roche will submit such proposed communication to Isis for review at least two Business Days in advance of such proposed public disclosure, (ii) Isis will have the right to review and recommend changes to such communication, and (iii) Roche will in good faith consider any changes that are timely recommended by Isis.

11.4.6.
Scientific or Clinical Presentations. Regarding any proposed scientific publications related to results from any Clinical Studies, the Parties agree to use Commercially Reasonable Efforts to control public scientific disclosures of such results to prevent any adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the Joint Patent Committee an early draft of all such publications or presentations, at least forty-five (45) days prior to submission for publication including to facilitate the publication of any summaries of Clinical Studies data and results as required on the clinical trial registry of each respective Party. Each Party will review such proposed publication to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from an R&D Plan. If, during such forty-five (45) day period, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication. In addition, if during such forty-five (45) day period, the other Party informs such Party that its proposed publication discloses non-public inventions made by either Party in the course of the Development under this Agreement, or the public disclosure of such proposed publication may have a material adverse effect on any Patent Rights or Know-How solely owned or Controlled by such other Party, then such Party will either (i) delay such proposed publication for up to sixty (60) days from the date of such Party’s objection, to permit the timely first filing of patent application(s), or (ii) remove the identified disclosures prior to publication.

11.4.7
SEC Filings. Each Party will give the other Party a reasonable opportunity to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing.

11.4.8
Subsequent Disclosure. Notwithstanding the foregoing, to the extent information regarding this Agreement or a Product has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public without the consent of the other Party.

11.4.9
Acknowledgment; Commercial Materials. Each Party will acknowledge in any press release, public presentation, publication or commercial marketing materials regarding the collaboration or a Product, the other Party’s role in discovering and developing a Product or Discontinued Product, as applicable, that the Product is under license from Isis and otherwise acknowledge the contributions from the other Party, and each Party’s stock ticker symbol (e.g., Isis: Nasdaq: ISIS; Roche: SIX: RO, ROG; OTCQX: RHHBY). Isis may include the Products (and identify Roche as its partner for the Product) in Isis’ drug pipeline.

ARTICLE 12.
MISCELLANEOUS

12.1.	Dispute Resolution.

12.1.1.
Escalation. If any dispute occurs under this Agreement (other than a dispute regarding the construction, validity or enforcement of either Party’s Patents, which disputes will be resolved pursuant to Section 12.2), either Party may request in writing that the dispute be referred for resolution to the Head of Roche Partnering of Roche and the COO of Isis (the “Executives”). Within thirty (30) days after such a request, the Executives will meet in person at a mutually acceptable time and location or by means of telephone or video conference to negotiate a settlement of the dispute. Each Party’s JSC representatives may participate in such meeting if desired. If the Executives fail to resolve the dispute within such thirty (30) day period, then the dispute will be referred to binding arbitration under Section 12.1.2.

12.1.2.
Binding Arbitration. If a dispute subject to Section 12.1.1 is not resolved pursuant to Section 12.1.1, such dispute will be resolved through binding arbitration in accordance with this Section 12.1.2 and under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, including application of the “Expedited Procedures” (sections E-1, et al) of the Commercial Arbitration Rules of the AAA. The proceedings and decisions of the arbitrator will be confidential, final and binding on the Parties, and judgment upon the award of such arbitrators may be entered in any court having jurisdiction thereof. The arbitration will take place in Boston, Massachusetts USA and will be conducted by three (3) arbitrators. Each of Roche and Isis shall appoint one (1) arbitrator within thirty (30) days after the notice that initiated the arbitration. These two (2) arbitrators shall in turn appoint a third arbitrator who will be reasonably acceptable to the Parties and who will be appointed in accordance with AAA rules. Each arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute.

12.2.	Governing Law; Jurisdiction; Venue; Service of Process.

12.2.1.	This Agreement and any dispute will be governed by and construed and enforced in accordance with the laws of the State of California, U.S.A., without reference to conflicts of laws principles.

12.2.2.
Each Party hereby agrees that service of process: (a) made in any manner permitted by California law, or (b) made by overnight express courier service (signature required), prepaid, at its address specified pursuant to Section 12.7, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.3.
Remedies. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary restraining order or a preliminary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Agreement, and the Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive relief would be appropriate. Neither Party may recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Party has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement (including recoveries under Section 9.1 or Section 9.2). Except for the offsets and credits explicitly set forth in Section 6.11.3(b) and Section 6.13, neither Party will have the right to setoff any amount it is owed or believes it is owed against payments due or payable to the other Party under this Agreement.

12.4.
Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if a Party transfers or assigns this Agreement to [***] described in this Agreement, then such transferring Party (or such Affiliate) (“Transferring Party”), will [***] that the Transferring Party is obligated to pay to the non-transferring Party (“Non-Transferring Party”) under ARTICLE 6 for the taxes withheld such that the Non-Transferring Party receives [***] assignment. In addition, Isis may assign or transfer its rights to receive payments under this Agreement (but no liabilities), without Roche’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 12.4 will be null and void.

To the extent the Non-Transferring Party utilizes a [***] in any year, the Non-Transferring Party will [***] to the Transferring Party [***]. To assist the Transferring Party  in determining when [***] pursuant to the foregoing sentence, beginning with the first Annual tax return for the year in which the [***] payment under this Section 12.4, and each year thereafter (including, for clarity, all years in which the Non-Transferring Party utilizes a [***]), the Non-Transferring Party will provide the Transferring Party  with  the Non-Transferring Party s’ Annual tax returns (federal and state) and, in years in which the Non-Transferring Party utilizes the [***], supporting documentation for such [***].

12.5.
Change of Control. If Isis undergoes a Change of Control, then Roche shall have the right at any time after it exercises the Option to disband the JSC and make unilateral decisions with respect to the R&D Plan, Development and Commercialization with no obligation to seek input from Isis or its successor, if applicable.

12.6.
Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe.  To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

12.7.
Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Isis, addressed to:	Isis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA  92010
Attention:  Chief Operating Officer
Fax:  760-918-3592

with a copy to:	Isis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA  92010
Attention:  General Counsel
Fax:  760-268-4922

If to Roche, addressed to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
Attention:  Corporate Legal Department
Fax:  +41 61 688 13 96

If to Roche, addressed to:	Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
Attention:  Corporate Secretary
Fax:  973-235-3500

with a copy to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
Attention:  Alliance Manager
Fax:  +41 61 688 30 50

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

12.8.	Invoices. All invoices that are required or permitted hereunder shall be in writing and sent by Isis to Roche at the following address or any other address that Roche may later provide:

F. Hoffmann-La Roche AG
Kreditorenbuchhaltung
4070 Basel
Switzerland

with an electronic copy to Roche’s Alliance Manager.

Upon Isis’ request, Roche’s Alliance Manager will provide Isis’ Alliance Manager with any additional information reasonably requested by Isis to facilitate the prompt delivery of invoices to Roche, including a facsimile number for sending invoices.

12.9.
Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

12.10.
Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

12.11.
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.12.
Entire Agreement. This Agreement, together with the Schedules and Appendices hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

12.13.
Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party.  Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

12.14.
Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

12.15.
Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

12.16.
Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

12.17.
Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules and Appendices hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

12.18.
Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

[SIGNATURE PAGES FOLLOW]

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

F. Hoffmann-La Roche Ltd

By:
Name:
Title:

By:
Name:
Title:

Signature Page to HTT Research, Development, Option and License Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Hoffmann-La Roche Inc.

By:
Name:
Title:

Signature Page to HTT Research, Development, Option and License Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Isis Pharmaceuticals, Inc.

By:
Name: B. Lynne Parshall
Title: Chief Operating Officer

Signature Page to HTT Research, Development, Option and License Agreement

List of Appendices and Schedules

Appendix 1 – Definitions

Appendix 2 – Isis Development Candidate-R&D Plan

Appendix 3 – Brain Shuttle Development Candidate-R&D Plan

Appendix 4 – Isis Development Candidate Checklist

Appendix 5 – Roche’s Development/Commercialization Activities and Specific Performance Milestone Events

Appendix 6 – Brain Shuttle Collaboration Patents

Appendix 7 – Relevant Permitted Licenses as of the Effective Date

Schedule 1.5.1 – JSC Governance

Schedule 1.5.3 – Alliance Management Activities

Schedule 1.6.2(b)(i) – Cost of ASOs Supplied Under the Brain Shuttle Development Candidate-R&D Plan

Schedule 1.7.1 – Isis’ Fully Absorbed Cost of Goods Methodology

Schedule 6.7.2(e) – Royalty Calculation Examples

Schedule 6.7.2(f) – Allocation of Net Sales

Schedule 6.11.1 – Isis In-License Agreements

Schedule 8.2.4(a) – Isis Core Technology Patents

Schedule 8.2.4(b) – Isis Manufacturing and Analytical Patents

Schedule 8.2.4(c) – Isis Product-Specific Patents

Schedule 8.2.7 – Prior Agreements

Schedule 8.4.1 – Roche Existing Brain Shuttle Patents

Appendix 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“Acceptance” means, with respect to an NDA, MAA or JNDA filed for a Product, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) that such NDA is officially “filed,” (b) in the European Union, receipt of written notice of acceptance by the EMA of such MAA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided that if the centralized filing procedure is not used, then Acceptance will be determined upon the acceptance of such MAA by the applicable Regulatory Authority in a Major Market in the EU, and (c) in Japan, receipt of written notice of acceptance of filing of such JNDA from the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“Additional Core IP” has the meaning set forth in Section 6.11.3(a).

“Additional Costs” means [***].

“Additional Isis Development Candidate-Cost Estimate” has the meaning set forth in Section 1.8.3.

“Additional Isis In-License Agreements” has the meaning set forth in Section 6.11.1(b).

“Additional Product-Specific Patents” has the meaning set forth in Section 6.11.2(a).

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.  Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”), shall not be deemed an Affiliate of Roche unless Roche provides written notice to Isis of its desire to include Chugai as an Affiliate of Roche.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Agreement Term” has the meaning set forth in Section 10.1.

“Alliance Manager” has the meaning set forth in Section 1.5.3.

“ANDA” means an Abbreviated New Drug Application and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMA in the EU).

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP for a Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means (i) with respect to a Product in the EU, the earlier to occur of (A) approval from the applicable Regulatory Authority in at least one member state in the EU sufficient for the manufacture, distribution, use, marketing and sale of such Product, including pricing and reimbursement approval, in such jurisdiction in accordance with Applicable Laws, or (B) the First Commercial Sale of a Product in the EU; and (ii) with respect to a Product in any regulatory jurisdiction other than the EU, approval sufficient for the manufacture, distribution, use, marketing and sale of such Product in such jurisdiction in accordance with Applicable Laws.

“Approved Changes” means any changes (including number of subjects, duration of dosing, additional studies, additional endpoints, additional analysis, etc.) to the Isis Development Candidate-R&D Plan that are agreed to by Roche (including any changes required by a Regulatory Authority).

“AS ASO” has the meaning set forth in Section 2.1.1(b)(ii).

“AS Development Candidate” has the meaning set forth in Section 2.1.1(b)(ii).

“ASO” means an oligonucleotide compound, or analog, variant, mimic, or mimetic thereof, having a sequence that is at least six bases long and that modulates expression or splicing of a gene target via the binding, partially or wholly, of such compound to the RNA of such gene target.

“ASO-Specific Collaboration Patents” has the meaning set forth in Section 7.1.3(a).

“Audit Report” has the meaning set forth in Section 6.13.

“Back-Up Compound” means a Compound (other than the first Development Candidate) that was used in any monkey tolerability screen performed to identify the first Development Candidate.

“Bankruptcy Code” has the meaning set forth in Section 10.2.5(b).

“Brain Shuttle” has the meaning set forth in Section 1.1.

“Brain Shuttle Collaboration Patents” means Patent Rights arising under the Brain Shuttle Development Candidate-R&D Plan after the Effective Date that are Controlled by a Party or any of its Affiliates. The Parties will list on Appendix 6 the Brain Shuttle Collaboration Patents, and will update Appendix 6 when additional Brain Shuttle Collaboration Patents arise under the Brain Shuttle Development Candidate-R&D Plan.

“Brain Shuttle Development Candidate” has the meaning set forth in Section 1.3.1.

“Brain Shuttle Development Candidate-R&D Plan” means the research and development plan attached hereto as Appendix 3 (as may be amended in accordance with this Agreement) to conduct the Isis R&D Activities and Roche R&D Activities designated under such plan focused on the research and development of a Brain Shuttle Development Candidate.

“Brain Shuttle Development Candidate Reverse Royalties” has the meaning set forth in Section 6.10.2.

“Brain Shuttle Program Cost Estimate” has the meaning set forth in Section 1.6.2(b)(i).

“Brain Shuttle-Specific Collaboration Patents” has the meaning set forth in Section 7.1.3(a).

“Brain Shuttle Technology” means the Brain Shuttle technology disclosed in the Roche Existing Brain Shuttle Patents listed on Schedule 8.4.1 or otherwise existing as of the Effective Date as evidenced by Roche’s written records.

“Breaching Party” means the Party that is believed by the Non-Breaching Party to be in material breach of this Agreement.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively, and will also include the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls.

“Calendar Year” means a year beginning on January 1 (or, with respect to 2013, the Effective Date) and ending on December 31.

“CDA” has the meaning set forth in Section 11.2.

“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Change of Control” means, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of more than fifty percent (50%) of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination.

“Change Overruns” has the meaning set forth in Section 1.6.1(b).

“CHDI” means the CHDI Foundation, Inc.

“Claims” has the meaning set forth in Section 9.1.

“Clinical Study” or “Clinical Studies” means a Phase 1 Trial, Phase 2 Trial, Registration-Directed Trial or Phase 4 Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA, MAA, JNDA or other similar marketing application.

“CMO” means a Third Party contract manufacturer Manufacturing API or finished drug Product for any purpose under this Agreement.

“Collaboration” means the conduct of research and development of a Compound, Isis Development Candidate, or Brain Shuttle Development Candidate (as applicable), in each case in accordance with the applicable R&D Plan.

“Collaboration Patents” means collectively Roche Collaboration Patents, Isis Collaboration Patents and Jointly-Owned Collaboration Patents.

“Commercialize,” “Commercialization” or “Commercializing” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a Product following receipt of Approval for a Product in the applicable country, including conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of a Product and studies to provide improved formulation and Product delivery, and launching and promoting a Product in each country.

“Commercializing Party” means (a) Roche, with respect to a Product that is being Developed and Commercialized by or on behalf of Roche, its Affiliates or Sublicensees hereunder, and (b) Isis, with respect to a Discontinued Product that is being Developed and Commercialized by or on behalf of Isis, its Affiliates or Sublicensees hereunder.

“Commercially Reasonable Efforts” means the carrying out of discovery, research, development or commercialization activities using good-faith commercially reasonable and diligent efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of approval and other relevant scientific, technical and commercial factors. The Isis Development Candidate-R&D Plan attached to this Agreement as of the Effective Date as Appendix 2 exemplifies a level of diligence that meets the Commercially Reasonable Efforts standard required under this Agreement. Without limiting any of the foregoing, (A) Commercially Reasonable Efforts as it applies to Roche’s Development or Commercialization of a Product hereunder includes the use of Commercially Reasonable Efforts to (i) perform the Roche R&D Activities designated under the R&D Plans in accordance with the timelines set forth therein, (ii) perform the activities set forth in each IDCP in accordance with the timelines set forth therein, (iii) perform the “General Activities” set forth in Appendix 5, and (iv) achieve the specific performance milestone events set forth in Appendix 5 (“Specific Performance Milestone Events”) for a Product on the timeline set forth in Appendix 5; provided, however, if (X) regulatory or Development issues arise that are outside of Roche’s reasonable control and make achievement of any such Specific Performance Milestone Event on the stated timeline impossible, or (Y) an Isis Development Candidate is being Developed but Roche subsequently decides to Develop a Brain Shuttle Development Candidate in lieu of such Isis Development Candidate, the Parties will meet and negotiate in good faith to revise, consistent with any applicable Isis In-License Agreements, the date by which the applicable Specific Performance Milestone Event must be achieved; and (B) Commercially Reasonable Efforts as it applies to Isis’ Development of a Product hereunder includes use of Commercially Reasonable Efforts to perform the Isis R&D Activities designated under the R&D Plans in accordance with the timelines set forth therein.  However, Roche (and its Affiliates) does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. As a result, the exercise of diligence by Roche is to be determined by judging Roche’s commercially reasonable efforts in the Major Markets, taken as a whole.

“Companion Diagnostic IP” has the meaning set forth in Section 10.4.2(c).

“Companion Diagnostic Product” has the meaning set forth in Section 10.4.2(c).

“Competitive Infringement” has the meaning set forth in Section 7.5.1.

“Compound” means an ASO that is designed to bind to (i) the RNA that encodes HTT (such ASO, a “Non-Allele Selective Compound”); or (ii) a SNP site within an HTT RNA that is associated with an expanded CAG repeat to selectively reduce the expanded CAG-repeat containing RNA relative to the normal HTT RNA via an RNase H dependent mechanism (such ASO, an “Allele Selective Compound”), in each case where such ASO is discovered by Isis prior to or in the performance of an R&D Plan.

“Compulsory Sublicense” means a Sublicense granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sale, offer for sale, import or export a Product in any country.

“Compulsory Sublicensee” means a Third Party that was granted a Compulsory Sublicense.

“Confidential Information” has the meaning set forth in Section 11.1. “Confidential Information” does not include information that:

(a)
was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

(d)
was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that if a Party has a right to grant a license or sublicense, with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party (“Third Party Compensation”) (other than Isis Supported Pass-Through Costs in the case of Isis, and other than Roche Supported Pass-Through Costs in the case of Roche), then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear the cost of such Third Party Compensation. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that becomes an Affiliate of a Party after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party.

“Cover,” “Covered” or “Covering” means, with respect to a patent, that the act of making, using or selling by an unauthorized Person would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).

“Develop,” “Developing” or “Development” means with respect to a Product, any and all discovery, characterization, or preclinical (including IND-Enabling Toxicology Studies), clinical, or regulatory activity with respect to a Product to seek Approval (including the submission of all necessary filings with applicable Regulatory Authorities to support such preclinical and clinical activities and Approval), including human clinical trials conducted after Approval of a Product to seek Approval for additional indications for a Product.

“Development Candidate” means (i) a Brain Shuttle Development Candidate, or (ii) an Isis Development Candidate.

“Development Candidate Data Package” means, with respect to [***] the [***]; provided such package contains the [***]. The checklist Isis uses as of the Effective Date when reviewing potential development candidates for approval is attached hereto as Appendix 4.

“Disclosing Party” has the meaning set forth in Section 11.1.

“Discontinued Product” means a Product that is the subject of a termination under this Agreement.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“EMA” means the European Medicines Agency and any successor entity thereto.

“European Union” or “EU” means each and every country or territory that is officially part of the European Union.

“Executives” has the meaning set forth in Section 12.1.1.

“Existing Diagnostic Agreement” means that certain Non-Exclusive G-Clamp License Agreement between Isis and F. Hoffmann-La Roche Ltd dated April 26, 2011.

“FDA” means the United States Food and Drug Administration and any successor entity thereto.

“FDCA” shall mean the United States Food, Drug and Cosmetics Act.

“Field” means the prophylactic or therapeutic use or form of administration of a Product for any indication.

“First Commercial Sale” means the first sale of a Product by Roche, its Affiliate or its Sublicensee to a Third Party in a particular country after Approval of a Product has been obtained in such country.

“FTE” means a total of forty-seven (47) weeks or one thousand eight hundred eighty (1,880) hours per year of work on the Development of a Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

“FTE Rate” means [***]. The FTE Rate will be prorated for the actual portion of the full year the employee works under this Agreement. The FTE Rate will be increased each Calendar Year after 2013 by the [***].

“Full Royalty Period” has the meaning set forth in Section 6.7.2(a).

“Fully Absorbed Cost of Goods” means the costs incurred by Isis as determined using the methodology set forth in Schedule 1.7.1 fairly applied and as employed on a consistent basis throughout Isis’ operations.

“Generic Product” means the product(s) of one or more Third Party that is not a Sublicensee, which has the same active pharmaceutical ingredient as a Product and for which in the U.S. an ANDA has been filed naming such Product as the reference listed drug or outside of the U.S., an equivalent process where bioequivalence to such Product has been asserted.

“Group Sublicensee” means any individual, corporation, association or other business entity:

(i)	to which Roche has granted a Sublicense;

(ii)	that is not an Affiliate of Roche; and

(iii)	that is consolidated within Roche’s externally published audited financial statements.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Huntingtin” or “HTT” means the human gene known as IT15 or HD (GenBank accession #NM_002111.5), or any alternative splice variants, mutants, polymorphisms and fragments thereof.

“Huntington’s Disease” or “HD” means the hereditary disorder caused by mutation associated with trinucleotide repeat expansion in the Huntingtin gene on chromosome 4p.

“IDCP” has the meaning set forth in Section 5.1.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Enabling Toxicology Studies” means the pre-clinical studies required to file an IND.

“Indemnitee” has the meaning set forth in Section 9.3.

“Independent Expert” has the meaning set forth Section 5.1.1.

“Initiation” or “Initiate” means, (i) with respect to any IND-Enabling Toxicology Study, dosing of the first animal subject in such IND-Enabling Toxicology Study, (ii) with respect to any Clinical Study performed by Roche, its Affiliates or Sublicensees, the date the first patient is dosed with a Product in such Clinical Study, and (iii) with respect to any Clinical Study performed by Isis, its Affiliates or Sublicensees (excluding Roche), the date the first clinical trial site is approved by the applicable Reviewing Entity to participate in such Clinical Study.

“Isis” has the meaning set forth in the Preamble of this Agreement.

“Isis Collaboration Know-How” means Know-How discovered, developed, invented or created solely by or on behalf of Isis or its Affiliate or a Third Party acting on their behalf in the performance of an R&D Plan, that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Isis Collaboration Patents” means Patent Rights discovered, developed, invented or created solely by or on behalf of Isis or its Affiliate or a Third Party acting on their behalf in the performance of an R&D Plan, that are necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Isis Core Brain Shuttle Collaboration Patent” has the meaning set forth in Section 7.2.2(a)(i).

“Isis Core Technology Patents” means all Patent Rights owned, used, developed by, or licensed to Isis or its Affiliates, in each case to the extent Controlled by Isis or its Affiliates on the Effective Date or at any time during the Agreement Term, claiming subject matter generally applicable to ASOs, other than Isis Product-Specific Patents or Isis Manufacturing and Analytical Patents. A list of Isis Core Technology Patents as of the Effective Date is set forth on Schedule 8.2.4(a) attached hereto.

“Isis Development Candidate” means a Compound that arises out of the Isis Development Candidate-R&D Plan that is reasonably determined by Isis’ RMC in accordance with Isis’ standard procedures for designating development candidates (and giving good faith consideration to the input of Roche’s representatives on the JSC) as ready to start IND-Enabling Toxicology Studies. The checklist Isis uses as of the Effective Date when reviewing potential development candidates for approval is attached hereto as Appendix 4. The first Isis Development Candidate to be designated a Development Candidate hereunder is referred to throughout this Agreement as the “first” Isis Development Candidate. Any work on one or more additional or replacement Isis Development Candidates may be performed under an amended Isis Development Candidate-R&D Plan as contemplated by Section 1.8.

“Isis Development Candidate-R&D Plan” means the research and development plan attached hereto as Appendix 2 (as may be amended in accordance with this Agreement) to conduct the Isis R&D Activities and Roche R&D Activities designated under such plan focused on the research and development of an Isis Development Candidate.

“Isis Development Candidate Reverse Royalties” has the meaning set forth in Section 6.10.1.

“Isis In-License Agreements” has the meaning set forth in Section 6.11.1(a).

“Isis Internal ASO Safety Database” has the meaning set forth in Section 5.2.2(a).

“Isis Know-How” means any Know-How, including Isis’ interest in any Jointly-Owned Collaboration Know-How, owned, used, developed by, or licensed to Isis or its Affiliates, in each case to the extent Controlled by Isis or its Affiliates on the Effective Date or at any time during the Agreement Term. Isis Know-How does not include the Isis Manufacturing and Analytical Know-How.

“Isis Manufacturing and Analytical Know-How” means Know-How, including Isis’ interest in any Jointly-Owned Collaboration Know-How, that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Isis or its Affiliates, in each case to the extent Controlled by Isis or its Affiliates on the Effective Date or at any time during the Agreement Term. Isis Manufacturing and Analytical Know-How does not include the Isis Know-How.

“Isis Manufacturing and Analytical Patents” means Patent Rights, including Isis’ interest in any Jointly-Owned Collaboration Patents, that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Isis or its Affiliates, in each case to the extent Controlled by Isis or its Affiliates on the Effective Date or at any time during the Agreement Term. A list of Isis Manufacturing and Analytical Patents as of the Effective Date is set forth on Schedule 8.2.4(b) attached hereto. Isis Manufacturing and Analytical Patents do not include the Isis Product-Specific Patents or the Isis Core Technology Patents.

“Isis Product-Specific Brain Shuttle Collaboration Patent” has the meaning set forth in Section 7.2.2(a)(ii).

“Isis Product-Specific Patents” means Patent Rights Controlled by Isis or any of its Affiliates on or after the Effective Date claiming (i) the specific composition of matter of an Isis Development Candidate; (ii) methods of using an Isis Development Candidate as a prophylactic or therapeutic; or (iii) the specific mechanism of action of an Isis Development Candidate, in each case to the extent necessary to Develop, Manufacture or Commercialize an Isis Development Candidate; provided however, Patent Rights Controlled by Isis or any of its Affiliates that (y) include claims that are directed to subject matter applicable to ASOs in general, or (z) include an ASO, the sequence of which targets both (a) the RNA that encodes HTT and (b) ASOs that do not target the RNA encoding HTT, will not be considered Isis Product-Specific Patents, and in the case of (y) and (z), such Patent Rights will be considered Isis Core Technology Patents. A list of Isis Product-Specific Patents as of the Effective Date is set forth on Schedule 8.2.4(c) attached hereto.

“Isis R&D Activities” means the research, pre-clinical and/or clinical activities for which Isis is designated as responsible under an R&D Plan.

“Isis Supported Pass-Through Costs” means the licensing costs and payments payable by Isis to Third Parties to the extent arising from a Third Party agreement under [***].

“Japan NDA” or “JNDA” means the Japanese equivalent of an NDA filed with the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“JNDA Approval” means the Approval of a JNDA by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) for the applicable Product in Japan.

“Joint Patent Committee” or “JPC” has the meaning set forth in Section 7.1.3(a).

“Jointly-Owned Collaboration Know-How” means Know-How discovered, developed, invented or created jointly in the performance of an R&D Plan by or on behalf of both Parties or their respective Affiliates or Third Parties acting on their behalf that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Jointly-Owned Collaboration Patents” means any Patent Rights discovered, developed, invented or created jointly in the performance of an R&D Plan by or on behalf of both Parties or their respective Affiliates or Third Parties acting on their behalf that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Jointly-Owned Collaboration Technology” means Jointly-Owned Collaboration Know-How and Jointly-Owned Collaboration Patents.

“JSC” has the meaning set forth in Section 1.5.1.

“Know-How” means unpatented inventions, technical information, know-how and materials, including technology, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience.

“Lead Party” has the meaning set forth in Section 7.4.1.

“Licensed CMO” has the meaning set forth in Section 4.1.4(a)(ii).

“Licensed Know-How” means Isis Manufacturing and Analytical Know-How, Isis Know-How, Isis Collaboration Know-How, and Isis’ interest in any Jointly-Owned Collaboration Know-How. For clarity, Licensed Know-How does not include any Know-How covering formulation technology or delivery devices unless such Know-How is included in any Isis Collaboration Know-How or Jointly-Owned Collaboration Know-How.

“Licensed Patents” means the Isis Product-Specific Patents, Isis Core Technology Patents, Isis Manufacturing and Analytical Patents, Isis Collaboration Patents, and Isis’ interest in any Jointly-Owned Collaboration Patents and Brain Shuttle Collaboration Patents. For clarity, Licensed Patents do not include any Patent Rights claiming formulation technology or delivery devices unless such Patent Rights are included in any Isis Collaboration Patents or Jointly-Owned Collaboration Patents.

“Licensed Technology” means any and all Licensed Patents and Licensed Know-How, in each case to the extent necessary or useful to Develop, Manufacture or Commercialize a Product. “Licensed Technology” expressly excludes all technology licensed to Isis under the UTSW Agreement because such technology is not utilized by, nor does it cover, the Compounds.

“Linker-Specific Collaboration Patents” has the meaning set forth in Section 7.1.3(a).

“Losses” has the meaning set forth in Section 9.1.

“MAA” means a marketing authorization application filed with the EMA after completion of Clinical Studies to obtain Approval for a Product under the centralized European filing procedure or, if the centralized EMA filing procedure is not used, filed using the applicable procedures in any European Union country.

“MAA Approval” means the Approval of an MAA by the EMA for a Product in any country in the EU.

“Major Market” means any of the following countries: the United States, Japan, the United Kingdom, Germany, France, Italy, Spain, Brazil, Russia, India and China.

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical and clinical purposes, of API or a Product in finished form.

“Milestone Event” means a Pre-Licensing Milestone Event or a Post-Licensing Milestone Event, as the case may be.

“Minimum Third Party Payments” means [***].

“NAS Development Candidate” has the meaning set forth in Section 2.1.1(b)(i).

“NDA” means a New Drug Application filed with the FDA after completion of Clinical Studies to obtain Approval for a Product in the United States.

“NDA Approval” means the Approval of an NDA by the FDA for a Product in the U.S.

“Net Sales” of a Product in a particular period will mean the amount calculated by subtracting from the Sales of such Product for such period: (A) a lump sum deduction of four percent (4%) of Sales under item (i) of the “Sales” definition in lieu of those deductions that are not accounted for on a Product-by-Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (B) uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period; (C) credit card charges (including processing fees) accrued during such period on such Sales; and (D) government mandated fees and taxes and other government charges accrued during such period for such Product including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body; provided that the foregoing deductions under (A) to (D) were not already taken as a gross-to-net deduction in accordance with the then currently used International Financial Reporting Standards (IFRS) in the calculation of Sales of such Product for such period.

“New Third Party Licenses” has the meaning set forth in Section 8.3.2.

“Non-Breaching Party” means the Party that believes the Breaching Party is in material breach of this Agreement.

[***]

“Omnibus Collaboration Patents” has the meaning set forth in Section 7.1.3(a).

“Option” has the meaning set forth in Section 3.1.

“Option Deadline” has the meaning set forth in Section 3.1.

“Option Period” has the meaning set forth in Section 1.1.

“Party” or “Parties” means Roche and Isis individually or collectively.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patent Rights.

“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted Licenses” means (1) licenses granted by Isis before or after the Effective Date to any Third Party under the Isis Core Technology Patents, the Isis Manufacturing and Analytical Patents, or the Isis Manufacturing and Analytical Know-How (but not under the Isis Product-Specific Patents) to (a) use oligonucleotides (or supply oligonucleotides to end users) solely to conduct pre-clinical research, or (b) enable such Third Party to manufacture or formulate oligonucleotides, where Isis does not assist such Third Party to identify, discover or make a Compound or Product; and (2) material transfer agreements with academic collaborators or non-profit institutions solely to conduct noncommercial research. A list of relevant Permitted Licenses as of the Effective Date is set forth on Appendix 7 attached hereto.

“Person” will mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Trial” means the initial clinical testing of a Product in humans (first-in-humans study) in any country that is designed to satisfy the requirements of 21 C.F.R. § 312.21(a) FDCA, as amended from time to time, or a foreign equivalent thereof.

“Phase 1 Trial Data Package” means the listing and tables of safety data (and early efficacy data if applicable) available to the Party conducting such Phase 1 Trial after the last patient receives his/her last dose of a Product in such Phase 1 Trial.

“Phase 2 Trial” means a human clinical study that is intended to explore a variety of dose and dose response to generate initial evidence of clinical safety and activity in a target patient population for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) FDCA, as amended from time to time, or a foreign equivalent thereof.

“Phase 2 Trial Data Package” means, with respect to a given Phase 2 Trial, the listing and tables of safety and efficacy data available to Roche after the last patient has received his/her last dose of a Product in such Phase 2 Trial.

“Phase 4 Trial” means (i) any Clinical Study conducted to satisfy a requirement of a Regulatory Authority in order to maintain Approval, or (ii) any Clinical Study conducted after the first Approval in the same disease state for which a Product received Approval other than for purposes of obtaining Approval.

“Post-Licensing Milestone Event” has the meaning set forth in Section 6.4.

“Pre-Clinical Studies” means in vitro and in vivo studies of a Product, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of a Product and whether a Product has a desired effect.

“Pre-Licensing Milestone Event” has the meaning set forth in Section 6.2.

“Prior Agreements” means the agreements listed on Schedule 8.2.7 attached hereto.

“Proceeding” means an action, suit or proceeding.

“Product” means a finished drug product containing as an active pharmaceutical ingredient (i) an Isis Development Candidate, or (ii) a Brain Shuttle Development Candidate.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

“R&D Plan” means either (i) the Isis Development Candidate-R&D Plan, or (ii) the Brain Shuttle Development Candidate-R&D Plan.

“Receiving Party” has the meaning set forth in Section 11.1.

“Reduced Royalty Period” has the meaning set forth in Section 6.7.2(d).

“Reference Rate” has the meaning set forth in Section 6.7.2(b).

“Registration-Directed Trial” means a pivotal Clinical Study (whether or not called a “Phase 3” Clinical Study) [***] intended to establish that a Product is safe and effective for its intended use; and is intended to support NDA filing (or foreign equivalent filing) of such Product in patients having the disease or condition being studied, as described in 21 C.F.R. § 312.21(c) FDCA, as amended from time to time, or a foreign equivalent thereof.

“Registration-Directed Trial Data Package” means, with respect to a given Registration-Directed Trial, the listing and tables of safety and efficacy data available [***].

“Regulatory Authority” means any governmental authority, including the FDA, EMA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Reviewing Entity” means an institutional review board (IRB), research ethics board (REB), European ethical committee (EEC), or equivalent appropriate governmental ethical reviewing entity responsible for approving an entity to participate in a Clinical Study as a clinical site.

“RMC” means Isis’ Research Management Committee, or any successor committee.

“Roche” has the meaning set forth in the Preamble of this Agreement.

“Roche Collaboration Know-How” means Know-How discovered, developed, invented or created solely by or on behalf of Roche or its Affiliate or a Third Party acting on their behalf in the performance of an R&D Plan, that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Roche Collaboration Patents” means Patent Rights discovered, developed, invented or created solely by or on behalf of Roche or its Affiliate or a Third Party acting on their behalf in the performance of an R&D Plan, that are necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Roche Collaboration Technology” means Roche Collaboration Know-How, Roche Collaboration Patents and Roche’s interest in any Jointly-Owned Collaboration Technology and Brain Shuttle Collaboration Patents.

“Roche Existing Brain Shuttle Patents” has the meaning set forth in Section 8.4.1. A list of Roche Existing Brain Shuttle Patents as of the Effective Date is set forth on Schedule 8.4.1 attached hereto.

“Roche Full Royalty” has the meaning set forth in Section 6.7.1.

“Roche Know-How” means any Know-How that (i) did not arise in connection with the performance of an R&D Plan, (ii) is owned, used, developed by, or licensed to Roche or its Affiliates, and (iii) is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field, in each case to the extent Controlled by Roche or its Affiliates on the Effective Date or at any time during the Agreement Term.

“Roche Patents” means any Patent Rights that (i) did not arise in connection with the performance of an R&D Plan, (ii) are owned, used, developed by, or licensed to Roche or its Affiliates, and (iii) are necessary or useful to Develop, Manufacture or Commercialize a Product in the Field, in each case to the extent Controlled by Roche or its Affiliates on the Effective Date or at any time during the Agreement Term.

“Roche-Prosecuted Patents” has the meaning set forth in Section 7.2.4.

“Roche Reduced Royalty” has the meaning set forth in Section 6.7.2(b).

“Roche R&D Activities” means the research, pre-clinical and/or clinical activities for which Roche is designated as responsible under an R&D Plan.

“Roche Supported Pass-Through Costs” means the [***].

“Roche-Selected Brain Shuttle Development Candidate” means that as between a given Isis Development Candidate and a given Brain Shuttle Development Candidate, in accordance with Section 5.1.1, the Independent Expert did not recommend that such Brain Shuttle Development Candidate be progressed into Phase 2 Trials.

“Roche Technology” means Roche’s interest in Roche Collaboration Technology, Roche Know-How, Roche Patents and any trademarks described in Section 4.1.7, owned, used, developed by, or licensed to Roche or its Affiliates that is necessary or useful to Develop, Manufacture or Commercialize a Product.

“Royalty Quotient” has the meaning set forth in Section 6.7.2(b).

“Sales” of a Product in a particular period will mean the sum of (i) and (ii):

(i) the amount stated in Roche sales line of its externally published audited financial statements with respect to such Product for such period (excluding sales to any Sublicensee that are used for research or Development or re-sold by such Sublicensee as sales under item (ii) below). This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche/Genentech, its Affiliates and Group Sublicensees to Third Parties (excluding sales to any Sublicensee that are used for research or Development or re-sold by such Sublicensee as sales under item (ii) below) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used International Financial Reporting Standards (IFRS).

By way of example, the gross-to-net deductions taken in accordance with International Financial Reporting Standards (IFRS) as of the Effective Date include the following:

(a)
credits, reserves or allowances granted for (w) damaged, outdated, returned, rejected, withdrawn or recalled Product, (x) wastage replacement and short-shipments, (y) billing errors and (z) indigent patient and similar programs (e.g., price capitation);

(b)	governmental price reductions and government mandated rebates;

(c)	chargebacks, including those granted to wholesalers, buying groups and retailers;

(d)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(e)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Product (excluding income or franchise taxes).

For the purpose of clarity, sales by Roche/Genentech and its Affiliates to any Sublicensee and/or Group Sublicensee that are used for research or Development or re-sold by such Sublicensee or Group Sublicensee as sales under item (ii) below will be excluded from “Sales” calculated under this item (i).

(ii) Sublicensee (excluding Compulsory Sublicensee) sales amounts reported to Roche and its Affiliates in accordance with Sublicensee contractual terms and their then currently used accounting standards. For the purpose of clarity, any Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements will be excluded from the Sales amount.

“SNP” means single nucleotide polymorphism.

“Specific Performance Milestone Event” has the meaning set forth in the definition of “Commercially Reasonable Efforts.”

“Step-In Party” has the meaning set forth in Section 7.4.1.

“Sublicensee” means a Third Party to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Licensed Technology or Roche Technology, as the case may be, licensed to such Party in accordance with the terms of this Agreement.

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“Third Party Obligations” means any financial and non-financial encumbrances, obligations, restrictions, or limitations imposed by an agreement between Isis and a Third Party (including the Isis In-License Agreements) that relate to a Product, HTT, including field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

“UTSW Agreement” means that certain Exclusive Patent License Agreement between Isis and the University of Texas Southwestern Medical Center at Dallas dated June 24, 2010.

“Valid Claim” means a claim (i) of any issued, unexpired United States or foreign Patent Right, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) of any United States or foreign patent application within a Patent Right, which will not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than seven (7) years, not including in calculating such seven-year period of time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than seven years will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (i) above with respect to such application issues.

Appendix 2

Isis Development Candidate-R&D Plan

[***]

Appendix 3

Brain Shuttle Development Candidate-R&D Plan

[***]

Appendix 4

Isis Development Candidate Checklist

[***]

Appendix 5

Roche’s Development and Commercialization Activities and
Specific Performance Milestone Events

[***]

Appendix 6

Brain Shuttle Collaboration Patents

[To be added/updated during Agreement Term]

Appendix 7

Relevant Permitted Licenses as of the Effective Date

[***]

Schedule 1.5.1

JSC Governance

(a)
One of the primary purposes of the JSC is to empower the JSC to make decisions with respect to the composition and conduct of the R&D Plans that are not specifically vested in a Party under this Agreement. Nothing in this Schedule 1.5.1 is intended to affect any decision-making authority granted to a Party in the body of the Agreement.

(b)
The JSC will begin on the Effective Date and will dissolve upon the first Approval; provided, however, that Isis’ obligation to participate in the JSC will terminate upon Option exercise. Thereafter, Isis will have the right, but not the obligation, to participate in JSC meetings.

(c)
The JSC will determine the JSC operating procedures, including frequency of meetings (at least quarterly prior to Option exercise and at least yearly after Option exercise), location of meetings, and responsibilities for agendas and minutes. The JSC will codify these operating procedures in the written minutes of the first meeting.

(d)
The JSC may hold meetings in person or by audio or video conference as determined by the JSC; but at least two meetings per year will be in person (one held at Isis’ facilities, and the other held at Roche’s facilities). Alliance Managers will attend JSC meetings as participating non-members. In addition, upon prior approval of the other Party, each Party may invite its employees or consultants to attend JSC meetings, including any subject matter expert(s) with valuable knowledge of HTT or Huntington’s Disease.

(e)
The chairperson will be responsible for ensuring that activities occur as set forth in this Agreement, including ensuring that JSC meetings occur, JSC recommendations are properly reflected in the minutes, and any dispute is given prompt attention and resolved in accordance with Section 1.5.2, Section 7.1.3 and Section 12.1, as applicable.

(f)
The JSC members from the same Party will collectively have one vote. The JSC will strive to make recommendations with approval of both Isis members and Roche members, and record such recommendations in the minutes of the applicable JSC meeting.

(g)	The JSC may form subcommittees and working groups as it determines in order to carry out its activities under this Agreement, all of which will dissolve when the JSC dissolves.

(h)	Without limiting the provisions of Section 1.5.1, subject to Section 1.5.2, the JSC will perform the following functions:

(i)	advise on the details and deliverables for the selection of Development Candidates;

(ii)	review the overall progress of efforts to select Development Candidates;

(iii)	review emerging data and consider changes to the R&D Plans;

(iv)	review, provide advice and recommend revisions to the R&D Plans

(v)	discuss the selection of the Brain Shuttle Development Candidate;

(vi)	materially amend the R&D Plans upon the JSC’s unanimous written consent;

(vii)	record recommendations and decisions of the JSC in the JSC’s meeting minutes;

(viii)	such other review and advisory responsibilities assigned to the JSC pursuant to this Agreement; and

(ix)	discuss whether to continue with Change Overruns.

Schedule 1.5.3

Alliance Management Activities

Each Alliance Manager is responsible for:

(a)	Promoting the overall health of the relationship between the Parties;

(b)
Developing a mutually agreed alliance launch plan covering any activities and systems that the Parties need to implement within the first one hundred (100) days after the Effective Date to support the R&D Plans;

(c)	Organizing JSC meetings, including agendas, drafting minutes, and publishing final minutes;

(d)	Supporting the co-chairs of the JSC with organization of meetings, information exchange, meeting minutes, and facilitating dispute resolution as necessary;

(e)	Preparing status and progress reports on the above as determined necessary by the JSC;

(f)	Ensuring compliance in maintaining the Isis Internal ASO Safety Database as outlined in Section 5.2.2;

(g)	Ensuring proper approval of publications prior to submission as required in Section 11.4; and

(h)
Understanding and communicating the components contained in the relationship-management document provided by Isis to Roche, to assist Roche in understanding and complying with the contractual obligations under the Isis In-License Agreements after Option exercise.

Schedule 1.6.2(b)(i)

Cost of ASOs Supplied Under the Brain Shuttle Development Candidate-R&D Plan

[***]

Schedule 1.7.1

Isis’ Fully Absorbed Cost of Goods Methodology
Cost Estimate of API Cost per Kilogram
(OOO’s)

[***]

Schedule 6.7.2(e)

Royalty Calculation Examples

[***]

Schedule 6.7.2(f)

Allocation of Net Sales

[***]

Schedule  6.11.1

Isis In-License Agreements

(Relevant to Compounds as of the Effective Date)

[***]

Schedule  8.2.4(a)

Isis Core Technology Patents

[***]

Schedule 8.2.4(b)

Isis Manufacturing and Analytical Patents

[***]

Schedule 8.2.4(c)

Isis Product-Specific Patents

[***]

Schedule 8.2.7

Prior Agreements

[***]

Schedule 8.4.1

Roche Existing Brain Shuttle Patents

[***]